UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Teradyne, Inc.

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TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation, will be held on Tuesday, May 12, 2015 at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864, for the following purposes:

1. To elect the eight nominees named in the accompanying proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3. To approve an amendment to the 2006 Equity and Cash Compensation Incentive Plan.

4. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

5. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on March 19, 2015, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

Charles J. Gray, Secretary

April 2, 2015

Shareholders are requested to vote in one of the following three ways: (1) by completing, signing and dating the proxy card provided by Teradyne and returning it by return mail to Teradyne in the enclosed envelope or at the address indicated on the proxy card, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

i

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

April 2, 2015

Proxies in the form provided by Teradyne, Inc. (“Teradyne” or the “Company”) are solicited by the Board of Directors (“Board”) of Teradyne for use at the Annual Meeting of Shareholders to be held on Tuesday, May 12, 2015, at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864.

Only shareholders of record as of the close of business on March 19, 2015 (the “Record Date”) will be entitled to vote at this annual meeting and any adjournments thereof. As of the Record Date, 216,794,073 shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the annual meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary or Assistant Secretary delivered at any time before it is exercised, including at the annual meeting. All properly completed proxy forms returned in time to be cast at the annual meeting will be voted.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be Held on May 12, 2015

This Proxy Statement and the Accompanying Annual Report on Form 10-K, Letter to Shareholders, and Notice, are available at www.proxyvote.com

At the meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

1. To elect the eight nominees named in this proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3. To approve an amendment to the 2006 Equity and Cash Compensation Incentive Plan.

4. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

The Board recommends that you vote FOR the proposals listed above.

On or about April 2, 2015, the Company mailed to its shareholders of record as of March 19, 2015 a notice containing instructions on how to access this proxy statement and the Company’s annual report online and to vote. Also on April 2, 2015, the Company began mailing printed copies of these proxy materials to shareholders that have requested printed copies.

If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the notice.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR the proposals listed above.

Shareholders may vote in one of the following three ways:

1. by completing a proxy on the Internet at the address listed on the proxy card or notice,

2. by completing a proxy using the toll-free telephone number listed on the proxy card or notice, or

3. by completing, signing and dating the proxy card provided by Teradyne and returning it in the enclosed envelope or by return mail to Teradyne at the address indicated on the proxy card.

A majority of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. For this annual meeting, on all matters being submitted to shareholders, an affirmative vote of at least a majority of the shares voting on the matter at the meeting is required for approval. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are not included in the number of shares present, or represented, and voting on each separate matter. Broker “non-votes” are also not included. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section entitled “Shareholder Proposals for 2016 Annual Meeting of Shareholders” for additional information.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

The Board presently consists of eight members, six of whom are independent directors. Each director is elected annually for a one-year term. The terms of the directors expire at the 2015 Annual Meeting of Shareholders. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated all current directors for re-election. Teradyne has no reason to believe that any of the nominees will be unable to serve; however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. If elected, each director will hold office until the 2016 Annual Meeting of Shareholders.

The Board recommends a vote FOR the election to the Board of Ms. Johnson and each of Messrs. Bradley, Christman, Gillis, Guertin, Jagiela, Tufano and Vallee.

The following table sets forth the nominees to be elected at this annual meeting, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, any other public company boards on which the nominee serves or has served in the past five years, and the nominee’s qualifications to serve on the Board. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, Teradyne also believes that all of its director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Teradyne and the Board. Additionally, Teradyne values the directors’ significant experience on other public company boards of directors and board committees.

Nominees for Directors

Name	Year Became Director	Background and Qualifications
Michael A. Bradley	2004

Mr. Bradley, 66, has served as a director since April 2004. He served as the Company’s Chief Executive Officer from May 2004 until February 2014. He was President of Teradyne from May 2003 until January 2013, President of the Semiconductor Test Division from April 2001 until May 2003 and Chief Financial Officer from July 1999 until April 2001. From 1992 until 2001, he held various Vice President positions at Teradyne. Mr. Bradley has been a director of Entegris, Inc., and its predecessor company Mykrolis Corporation, since 2001 and of Avnet, Inc. since November 2012.

Mr. Bradley contributes valuable institutional knowledge and executive experience from his 36 years with Teradyne, including 10 years as Chief Executive Officer.

Daniel W. Christman	2010

Mr. Christman, 71, has served as Senior Counselor to the President of the U.S. Chamber of Commerce since 2009 and as Senior Vice President of International Affairs at the Chamber from 2003 until 2009. In 2001, he retired in the grade of Lieutenant General after a career in the United States Army that spanned more than 36 years. Immediately prior to his retirement, Mr. Christman was the Superintendent of the United States Military Academy at West Point from 1996 to 2001. From 1994 to 1996, he served as Assistant to the Chairman of the Joint Chiefs of Staff of the United States. Mr. Christman has been a director of Entegris, Inc., and its predecessor company Mykrolis Corporation, since 2001. Mr. Christman was a director of the United Services Automobile Association from 1995 to November 2010 and a director of Ultralife Batteries, Inc. from 2001 to March 2010 where he also was the Chairman from September 2009 to March 2010.

Mr. Christman contributes his considerable experience with international business issues as well as expertise in leadership and management gained from his 36 plus years as a military leader.

Edwin J. Gillis	2006	Mr. Gillis, 66, has worked as a business consultant and private investor since January 2006. From July 2005 to December 2005, he was the Senior Vice President of Administration and Integration of Symantec Corporation, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005, as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation from September 1995 to November 2002, and as the Chief Financial Officer of Lotus Development Corporation from 1991 to September 1995. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P. Mr. Gillis has been a director of LogMeIn, Inc. since November 2007, a director of Sophos Plc. since November 2009, a director of Responsys Inc. since March 2011 and a director of AppNexus, Inc. since November 2012.

Name	Year Became Director	Background and Qualifications
		Mr. Gillis contributes extensive experience relating to the issues confronting global technology companies and financial reporting expertise as a former Chief Financial Officer of several publicly-traded technology companies.

Timothy E. Guertin	2011

Mr. Guertin, 65, has been the Vice Chairman of the Board of Directors of Varian Medical Systems, Inc. (“Varian”) since September 2012 and a director of Varian since 2005. He served as Chief Executive Officer of Varian from February 2006 to September 2012 and as President from August 2005 to September 2012. He served as Chief Operating Officer from October 2004 to February 2006 and as Corporate Executive Vice President from October 2002 to August 2006. Prior to that time, he was President of Varian’s Oncology Systems business unit from 1992 to January 2005 and a Corporate Vice President from 1992 to 2002.

Mr. Guertin contributes significant executive experience at a global technology and manufacturing company with issues similar to those confronting Teradyne.

Mark E. Jagiela	2014

Mr. Jagiela, 54, has served as a director and as the Company’s Chief Executive Officer since February 2014. He has served as the President of Teradyne since January 2013 and the President of the Company’s Semiconductor Test Division since 2003. Mr. Jagiela was appointed a Vice President of Teradyne in 2001. He has held a variety of senior management roles at the Company including General Manager of Teradyne’s Japan Division.

Mr. Jagiela contributes valuable executive experience from his 33 years in multiple management roles, including as President and Chief Executive Officer, within Teradyne.

Mercedes Johnson	2014

Ms. Johnson, 61, served as Interim Chief Financial Officers of Intersil Corporation from April 2013 to September 2013 and as the Senior Vice President and Chief Financial Officer of Avago Technologies Limited from December 2005 to August 2008. Prior to joining Avago, Ms. Johnson was Senior Vice President, Finance, of Lam Research Corporation from June 2004 to January 2005 and Chief Financial Officer of Lam from May 1997 to May 2004. Ms. Johnson has been a director of Micron Technology, Inc. since June 2005, a director of Intersil Corporation since August 2005, and a director of Juniper Networks, Inc. since May 2011.

Ms. Johnson contributes valuable industry experience as a former senior financial executive at semiconductor and semiconductor equipment companies as well as a current member of the boards of directors of global technology companies.

Name	Year Became Director	Background and Qualifications
Paul J. Tufano	2005

Mr. Tufano, 61, served as the Chief Financial Officer of Alcatel-Lucent from December 2008 to September 2013 and Chief Operating Officer of Alcatel-Lucent from January 2013 to September 2013. He was Executive Vice President of Alcatel-Lucent from December 2008 to January 2013. He also served as a consultant for Alcatel-Lucent from September 2013 to April 2014. Mr. Tufano was the Executive Vice President and Chief Financial Officer of Solectron Corporation from January 2006 to October 2007 and Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano worked at Maxtor Corporation where he was President and Chief Executive Officer from February 2003 to November 2004, Executive Vice President and Chief Operating Officer from April 2001 to February 2003 and Chief Financial Officer from July 1996 to April 2001. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation.

Mr. Tufano contributes widespread knowledge of the issues confronting complex technology and manufacturing companies and extensive financial reporting expertise.

Roy A. Vallee	2000

Mr. Vallee, 62, served as Executive Chairman of the Board of Directors of Avnet, Inc. from July 2011 to November 2012 and as a director of Avnet, Inc. from 1991 to 2012. From July 1998 to July 2011, he was Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. He also was Vice Chairman of the Board of Directors from November 1992 to July 1998 and President and Chief Operating Officer from March 1992 until July 1998. Since 2003, Mr. Vallee has been a director of Synopsys, Inc. He is currently the Chairman of the Board of Directors of the Federal Reserve Bank of San Francisco.

Mr. Vallee contributes valuable executive experience within the global technology industry as well as extensive knowledge of the issues affecting complex technology companies.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing shareholders with the opportunity at the 2015 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables” pursuant to Item 402 of Regulation S-K.

The Company’s Board of Directors has implemented an executive compensation program that rewards performance. The Board of Directors fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short-term and long-term performance objectives that are important to the Company and its shareholders. The Board of Directors has designed the Company’s executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. The Company believes that its compensation policies and practices reflect a pay-for-performance philosophy and are strongly aligned with the long-term interests of shareholders. The Company recommends shareholders read the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation Tables” before voting on this “Say-on-Pay” advisory proposal.

The performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s solid financial results for 2014. The Company increased revenues by 15% to $1.65 billion, generated significant free cash flow, and maintained its industry-leading profit rate before interest and taxes, or PBIT, percentage as described in the section of this proxy statement entitled “Compensation Discussion and Analysis”. The Company achieved market share gains in its system-on-a-chip and wireless test markets positioning the Company for sustained profitability through the business cycle. The Company’s sustained profitability and free cash flow has allowed the Company to initiate a quarterly dividend program in 2014 and a significant share repurchase plan for 2015.

The Company’s performance-based variable compensation for 2014 was tied both to the Company’s rate of profitability and to the achievement of strategic business objectives, including market share gains, revenue goals, profit margin targets, strategic customer wins and new product launches – the achievement of which positively impact the Company’s long-term performance. Due to the Company’s market-leading rate of profitability and achievement of market share and other strategic goals in 2014, executive officers received 142% of their target variable cash compensation payout with the exception of Mr. Robbins, who did not participate in the executive variable compensation plan in 2014 as he was promoted to President, Wireless Test Division in August 2014. In 2014, the Company adopted a relative total shareholder return formula for performance-based stock awards measured at the end of a three-year performance period. The determination of the final amount of equity to be received for these performance-based stock awards will not be determined until January 2017.

The Company’s shareholders voted to approve the Say-on-Pay advisory proposal at the 2014 Annual Meeting of Shareholders with 96% of the votes cast approving the proposal. Notwithstanding this result, the Board of Directors continues to assess the Company’s executive compensation program to ensure it remains aligned with both short-term and long-term performance. In January 2015, the Board of Directors changed the criteria for determining performance-based variable cash compensation to include financial metrics in each division’s vital goals. The performance-based variable cash compensation is described in detail in the “Compensation Discussion and Analysis” section of this proxy statement.

The Company will report the results of the “Say-on-Pay” vote in a Form 8-K following the 2015 Annual Meeting of Shareholders. The Company also will disclose in subsequent proxy statements how the Company’s compensation policies and decisions take into account the results of the shareholder advisory vote on executive compensation.

The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO 2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

Proposed Amendment

On March 12, 2015, the Board adopted an amendment to the 2006 Equity and Cash Compensation Incentive Plan (the “Plan”) which is subject to the approval of the shareholders. The Board has approved and recommends the shareholders approve an amendment to the Plan that will: (1) extend the term of the Plan from May 24, 2016 to May 12, 2025; (2) modify certain Plan terms as described in detail below; and (3) reapprove the material performance criteria in the Plan for purposes of 162(m) of the Internal Revenue Code. The Plan, as amended including the proposed amendment for the shareholders to approve, is attached as Appendix A.

Our equity compensation program is a critical part of our compensation policy to attract, motivate and retain talented employees, align employee and stockholder interests, link employee compensation with company performance and maintain a culture based on employee stock ownership. If the extension of the Plan’s term is not approved, Teradyne would have no ability to make equity-based grants following the current expiration of the Plan on May 24, 2016. The Board believes that without a continued ability to make grants of equity-based awards pursuant to the Plan, Teradyne would suffer a severe competitive disadvantage in the recruitment, retention and motivation of its employees.

As of March 1, 2015, approximately 10.7 million shares remained authorized for future issuance under the Plan. As of March 1, 2015, the Plan had 5,864,185 shares subject to currently outstanding equity awards including 3,860,632 shares subject to outstanding time-based restricted stock unit awards, 503,393 shares subject to outstanding performance-based restricted stock unit awards, and 1,500,160 outstanding options with a weighted average remaining option term of 4.58 years and a weighted average exercise price of $9.17. Teradyne is not requesting at this time to increase the number of shares authorized for issuance under the Plan. Assuming the current usage rate and stock price levels, we expect the Plan will have a sufficient number of shares for approximately four (4) to five (5) years. This estimate would be impacted by a significant decrease in participation in the equity program such as through an employee reduction or divestiture or a significant increase in participation such as through an acquisition or an increase in hiring. This estimate also is impacted by changes in Teradyne’s share price which determines the number of shares issued to employees under the Plan.

Since initially adopted, shareholders have approved two increases in the number of shares originally approved for issuance under the Plan. At each of the 2009 and 2013 Annual Meetings, Teradyne’s shareholders approved an amendment to the Plan of an increase in the number of shares of common stock authorized for issuance under the Plan by 10,000,000 shares. We have prudently managed our equity awards program to achieve significant reductions in Overhang and Burn Rate (each as defined below) since our shareholders approved share increases in 2009 and 2013. For example, the Company has reduced its gross annual burn rate from 2.9% in 2013 to 2.3% in 2014. For this purpose, gross annual burn rate is equal to the number of options and time-based and performance-based restricted stock units granted in each year (with time-based and performance-based restricted stock units converted to “option equivalents” using a 2.5:1 multiplier) as a percentage of our undiluted weighted average number of shares outstanding.

In offering equity as part of the Company’s long-term incentive compensation program, the Compensation Committee assesses the impact of the equity on shareholders using standard metrics, including “burn rate,” “overhang” and dilution. “Burn Rate” is the number of shares granted during a calendar year divided by the undiluted weighted average number of common shares outstanding for that year. “Overhang” is the total number of equity awards outstanding plus shares available to be granted, divided by total common shares outstanding. The Compensation Committee retained Compensia, an independent compensation consultant, to provide an analysis of the Company’s Plan, including its Burn Rate and Overhang. Based on Compensia’s analysis, the Board believes that the Overhang and Burn Rate are reasonable in relation to those of the Company’s peer group and reflect a judicious use of equity for compensation programs.

Some of the key features of the Plan, as proposed to be amended, are set forth below:

Key Features To Be Retained from the Current Plan. Important aspects of the current version of the Plan to be retained, and our historical award practices, include:

•	The Plan provides for administration by a committee of independent directors.

•	The Plan covers options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, phantom stock, and cash awards to employees and non-employee directors.

•	The Plan prohibits repricing or other exchanges for cash or new awards of options and SARs.

•	The vast majority (approximately 70%) of Awards granted to executive officers under the Plan are subject to performance criteria as described in the summary of material features of the Plan below.

•	Performance-based Awards are subject to our general recoupment or clawback policy described on page 37 of this Proxy Statement.

•	The Plan includes an annual grant dollar value limit for non-employee director awards.

•	The maximum exercise period for options is ten (10) years.

•	The Plan expires in ten (10) years unless extended by the shareholders.

Key New and Modified Features of the Amended Plan. Important new and modified features of the Plan, the majority of which both clarify the current Plan and document our historical award practices, include:

•

The Plan prohibits liberal share recycling. For example, shares tendered to satisfy an exercise price or tax withholding cannot be added back to the number of shares available under the Plan. This prohibition documents Teradyne’s practice of not recycling shares.

•

The amendment clarifies the current Plan’s prohibition on the repricing of any Awards made under the Plan, including SARs and options. This prohibition documents Teradyne’s practice of not repricing Awards other than in the case of stock splits or similar change in capitalization.

•

Awards to employees of options, SARs, restricted stock and restricted stock units have a minimum vesting period of one (1) year. Prior to this amendment, options and SARs did not have minimum vesting periods under the Plan, although historically the vesting period for these Awards has been four (4) years.

•	Awards of equity may be accelerated in connection with death, disability or in connection with the acquisition of Teradyne.

•

The Plan includes an exception to the above minimum vesting periods and vesting acceleration limitations of up to a total of 5% of the maximum, aggregate shares of Common Stock authorized for issuance under the Plan.

•

Awards to non-employee directors have a minimum vesting period that extends until the earlier of one (1) year from grant or the date the next annual meeting of shareholders is held following the grant.

•	The amendment clarifies that, under the current Plan, options, SARs, and restricted stock units are not entitled to dividends. This also documents Teradyne’s historical practice.

•	Stockholder approved performance criteria are expanded to include orders, product gross margins, including by customer, and customer wins or design-ins.

As part of the amendment, Teradyne is also seeking to have its stockholders reapprove the material performance criteria in the Plan. While the performance criteria of the Plan were previously approved at Teradyne’s 2011 annual meeting of stockholders, Section 162(m) of the Internal Revenue Code requires stockholder reapproval of the material performance criteria every five years. Accordingly, as part of the amendment, we are seeking stockholder reapproval of these performance criteria.

The Board recommends a vote for approval of the amendment to the Plan. The following is a summary of the material features of the Plan. The complete text of the Plan, giving effect to the proposed amendment, is attached as Appendix A to this Proxy Statement.

General Description of the Plan, as amended

The purpose of the Plan is to provide equity ownership and compensation opportunities in Teradyne (each, an “Award”) to employees, officers and directors of Teradyne and its subsidiaries, all of whom are eligible to receive Awards under the Plan. Under present law, however, incentive stock options within the meaning of Section 422 of the Code, a type of stock-based Award that may be granted pursuant to the Plan, may be granted only to employees of Teradyne or subsidiaries of Teradyne. Any person to whom an Award is granted will be called a “Participant.” As of March 15, 2015, there are approximately 3,900 employees who are eligible to be Participants in the Plan.

The Plan is administered by the Compensation Committee (the “Committee”) composed solely of members of Teradyne’s Board of Directors that are “independent,” as defined pursuant to Rule 10A-3(b)(1) of the Exchange Act and Rule 303A.02 of the NYSE Listed Company Manual. The Committee has the authority to grant Awards, to adopt, amend and repeal rules relating to the Plan, to interpret and correct the provisions of the Plan and any Award, and subject to the limitations of the Plan, to modify and amend any Award, except that the Committee may not reprice Awards without shareholder approval or accelerate the vesting of Awards that settle in shares of stock without shareholder approval other than in the event of death, disability or an acquisition of Teradyne by another entity. The Plan also provides that authority to grant Awards to employees may be delegated to one or more executive officers of Teradyne, with certain limitations.

Awards under the Plan may be either or both stock- and cash-based. Stock-based Awards may take the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock or any other stock-based interests as the Committee shall determine.

Awards may be granted subject to time-based vesting schedules and/or performance-based vesting measured by Performance Criteria. “Performance Criteria” means any one or more of the following performance criteria, applied to either Teradyne as a whole or to a division, business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: cash flow; earnings per share; earnings before interest, taxes and amortization; return on equity; total shareholder return; share price performance; return on capital; return on assets or net assets; revenue; orders; product gross margins, including by customer; income or net income; operating income or net operating income; operating profit or net operating profit; income from operations less restructuring and other, net, amortization of acquired intangible assets, acquisition and divestiture related charges or credits, pension actuarial gains and losses, and other non-recurring gains and charges; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; customer wins or design-ins; product release schedules; new product innovation; product cost reduction; brand recognition/acceptance; product ship targets; process improvement results; verification of business strategy and/or business plan; improvement of strategic position; adaptation to changes in the marketplace or environment; or customer satisfaction. If the Award is subject to Performance Criteria and the Award so provides, evaluation of achievement against Performance Criteria may take into account any of the following events that occur during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law; accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs and any extraordinary non-recurring charges or other events.

Stock-Based Awards

Authorized Shares. The number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan was originally 12 million shares of Common Stock in May 2006, when the Plan was first approved by the shareholders. The shareholders approved an increase in the number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan to 22 million at the 2009 Annual Meeting. The shareholders approved a further increase in the number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan to 32 million at the 2013 Annual Meeting. As of March 1, 2015, the number of shares of Common Stock that remained available for issuance was approximately 10.7 million. If any stock-based Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued shares covered by such Award shall again be available for the grant of Awards under the Plan. However, shares of Common Stock delivered to Teradyne by a Participant to purchase shares upon the exercise of an Award or to satisfy tax withholding obligations with respect to an Award shall not be added back into the number of shares available for the future grant of Awards under the Plan. The maximum number of shares of stock-based Awards that may be granted to any individual Participant under the Plan during any one fiscal year is 2 million.

Terms of Stock-Based Awards. The Committee shall determine the terms and conditions of each stock-based Award, including the number of shares subject to such Award or a formula for making this determination; the exercise or purchase price, as applicable, of such Award (subject to limitations discussed subsequently) and the means of payment for shares; the vesting schedule; the Performance Criteria, if any, that determine the number of shares or options granted, issued, retainable and/or vested; other terms and conditions on the grant, issuance and/or forfeiture of the shares or options; and such further terms and conditions as may be determined by the Committee.

Stock Options. Stock options represent the right to purchase shares of Common Stock within a specified period of time at a specified price. The exercise price for options will be not less than 100% (110% for an incentive stock option granted to a 10% or more shareholder) of the fair market value of Common Stock on the date of grant. The aggregate fair market value, determined on the date the option is granted, of the stock for which any person may be granted incentive stock options which become exercisable for the first time by such person in any calendar year cannot exceed the sum of $100,000 or such sum as is allowed by the Code (determined on the date such option is granted). No incentive stock option will be granted to a person who is not an “employee” as defined in the applicable provisions of the Code, and regulations issued thereunder. Options granted under the Plan will be subject to minimum vesting periods of no less than 1 year, unless the applicable Options fall under the exception to minimum vesting periods described below. Options shall expire in no more than ten years (five years in the case of an incentive stock option granted to a 10% or more shareholder) after the date of grant. A Participant holding an Option is not entitled to receive dividends or dividend equivalents declared and payable prior to the exercise of the Option.

Each option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable, by delivery of a properly signed written notice of exercise to Teradyne at its principal office address or to such transfer agent as Teradyne shall designate, or by notification to the Teradyne-designated third party commercial provider. Payment for the exercise of options under the Plan may be made by one or any combination of the following forms of payment:

•	by cash or by check payable to the order of Teradyne, or by fund transfer from the holder’s account maintained with the Teradyne-designated third party commercial provider, if any,

•

at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of exercise to the cash exercise price of the option, provided that such shares were not acquired by the Participant in the prior six months, or

•	at the discretion of the Committee, by delivery of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option by the optionee’s broker or selling agent.

Stock Appreciation Rights. A stock appreciation right (an “SAR”) is an Award entitling the holder, upon exercise, to receive cash or shares of Common Stock, or a combination thereof, in an amount determined solely by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be granted separately from or expressly in tandem with an option. An SAR granted in tandem with an option will be exercisable only at such time or times, and to the extent, that the related option is exercisable, provided that the SAR will generally terminate upon exercise of the related option and the option will terminate and no longer be exercisable upon the exercise of the related SAR. SARs granted under the Plan will be subject to minimum vesting periods of no less than 1 year, unless the applicable SARs fall under the exception to minimum vesting periods described below. A Participant holding an SAR is not entitled to receive dividends or dividend equivalents.

Restricted Stock and Restricted Stock Units. Restricted stock is Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Restricted stock units represent the right to receive shares of Common Stock in the future, with the right to future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Subject to any restrictions applicable to the Award, a Participant holding restricted stock, whether vested or unvested, will be entitled to enjoy all rights of a shareholder with respect to such restricted stock, including the right to vote the shares. A Participant holding restricted stock units may not vote the shares represented by those units or receive dividends on the shares represented by those units. Restricted stock and restricted stock units issued under the Plan will be subject to minimum vesting periods of no less than 1 year, unless the applicable restricted stock and restricted stock unit Awards fall under the exception to minimum vesting periods described below.

Phantom Stock. Phantom stock is an Award entitling recipients to receive, in cash or shares, the fair market value of shares of Common Stock upon the satisfaction of conditions specified by the Committee in connection with the grant of such Award. A Participant may not vote the shares represented by a phantom stock Award. Phantom stock granted under the Plan will be subject to minimum vesting periods of no less than 1 year, unless the applicable phantom stock fall under the exception to minimum vesting periods described below.

Other Stock-Based Awards. The Plan provides the flexibility to grant other forms of Awards based upon Common Stock, having the terms and conditions established at the time of grant by the Committee. A minimum vesting period of no less than 1 year for full-value stock-based Awards is required under the Plan, unless such Awards fall under the exception to minimum vesting periods described below.

Non-Employee Director Formula Grants. The Plan provides that each non-employee director of Teradyne will be automatically granted an Award, either in equity or cash, having a fair market value equal to (1) a dollar amount approved by the Board of Directors not to exceed $200,000 on the date first elected or appointed to the Board (other than pursuant to an election at an annual meeting of shareholders), prorated daily to reflect the period between the director’s date of election or appointment and the date of the next annual grant, and (2) a dollar amount approved by the Board of Directors not to exceed $200,000 on the date in each year which is the earlier of the date of the annual meeting of shareholders and the last Thursday in May. At the discretion of the Board of Directors, such Award may include any of the following, individually or in combination: a restricted stock unit, restricted stock, nonstatutory stock option, SAR or cash. Awards granted to non-employee directors will have a minimum vesting period that extends until the earlier of (a) one year from the date of grant or (b) the date the next annual meeting of shareholders is held following the grant. Cash Awards issued to non-employee directors may, at the Committee’s discretion, be immediately exercisable on the date of grant. Awards granted under the Plan shall be in addition to the annual Board and committee cash retainers paid by Teradyne to non-employee directors.

Exception to Minimum Vesting Periods and Acceleration Limitations. The Committee may grant or accelerate the vesting of Awards with respect to up to 5% of the shares of Common Stock authorized for issuance under the Plan in a manner that does not comply with the minimum vesting periods and vesting acceleration limitations set forth in the Plan.

Adjustment. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, the following shall be equitably adjusted:

•	the number and class of securities available for Awards under the Plan and the per-Participant share limit,

•	the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Award,

•	the repurchase price per security subject to repurchase, and

•

the terms of each other outstanding stock-based Award shall be adjusted by Teradyne (or substituted Awards may be made) to the extent the Committee shall determine, in good faith, that such an adjustment (or substitution) is appropriate.

Except as set forth above or if approved by the shareholders, Teradyne may not (i) amend any option or SAR granted pursuant to the Plan to provide for a lower exercise or measurement price per share, (ii) cancel any option or SAR (whether or not granted pursuant to the Plan) in exchange for a substitute Award (other than an Award granted in substitution for stock or stock-based awards issued by an entity acquired by Teradyne), (iii) cancel in exchange for cash any option or SAR granted pursuant to the Plan if the applicable exercise or measurement price per share is above the then-current fair market value of the Award, or (iv) take any action under the Plan that would constitute “repricing” within the meaning of the rules of the exchange on which Teradyne’s Common Stock is traded.

Cash Awards

The Plan permits the granting of cash Awards either alone, in addition to, or in tandem with other Awards granted under the Plan to Participants. These cash Awards may be based on a predetermined variable compensation factor and performance criteria, and may not exceed $3 million per fiscal year. The variable compensation factor is a percentage of the Participant’s base annual salary, starting at a minimum of 5% for new Participants. Variable compensation factors are reviewed annually and typically do not exceed 100%.

General Terms

Eligibility Under Section 162(m). In general, under Section 162(m) of the Code, Teradyne cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid in a year to certain executive officers. This deduction limitation, however, does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The regulations under Section 162(m) of the Code contain a “safe harbor” that treats stock options granted at fair market value as qualified performance-based compensation (assuming certain other requirements are satisfied). Teradyne considered the limitations on deduction imposed by Section 162(m) of the Code when preparing the Plan. If the shareholders approve of the proposed amendment to the Plan thereby reapproving the material terms of the performance goals under the Plan, Teradyne expects that the entire amount of “qualified performance-based compensation” may be deductible under Section 162(m) of the Code. Included at page 37 in Compensation Discussion and Analysis under the subheading “Impact of Accounting and Tax Treatment on Executive Pay” is a further discussion of Section 162(m) of the Code.

Transferability. Except as the Committee may otherwise determine or provide in an Award, Awards may be transferred only by will or by the laws of descent and distribution; provided, however, that nonstatutory stock options may be transferred to a grantor retained annuity trust or a similar estate planning vehicle under which the trust is bound by all provisions of the option which are applicable to the holder thereof.

Treatment upon Acquisition. Unless otherwise expressly provided in the applicable Award, upon the occurrence of an acquisition of Teradyne by another entity, appropriate provision must be made for the continuation or the assumption by the surviving or acquiring entity of all Awards. In addition to or in lieu of the foregoing, the Committee may provide that Awards granted under the Plan must be exercised by a certain date or shall be terminated, that Awards shall be terminated in exchange for a cash payment, or that Awards under the Plan may be substituted for stock and stock-based awards issued by an entity acquired by or merged into Teradyne. The Committee is also authorized in connection with an acquisition of Teradyne to accelerate in full or in part any Awards of options, restricted stock, other stock-based Awards or Awards then-outstanding under the Plan that may be settled in whole or in part in cash.

Effect of Termination, Disability or Death. The Committee determines the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or designated beneficiary, may exercise rights under the Award, subject to applicable law and the provisions of the Code. The Committee is permitted to authorize in connection with the occurrence of such an event the acceleration of Awards that may be settled in cash. The Committee is permitted to authorize the acceleration of stock-based Awards only in the event of the Participant’s disability, death or upon the acquisition in control of Teradyne by another entity.

Amendment of Awards. The Committee may, without shareholder approval, amend, modify or terminate any outstanding Award, except that: (1) the Committee may not materially and adversely change the terms of a Participant’s Award without the Participant’s consent; (2) previously-issued options may not be amended without shareholder approval to reduce the price at which such previously-issued options are exercisable or to extend the period of time beyond ten years for which such previously-issued options shall be exercisable; (3) previously issued Awards may not be amended or terminated in violation of the repricing restrictions of the Plan; and (4) previously-issued stock-based Awards may not be accelerated without shareholder approval, other than in the event of death, disability or an acquisition of Teradyne.

Termination of Plan; Amendments. Awards may be granted under the Plan at any time on or prior to May 12, 2025, but Awards granted before that date may be exercised thereafter. The Committee may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that any material amendment to the Plan will not be effective unless approved by Teradyne’s shareholders.

United States Federal Income Tax Consequences

Incentive Stock Options. The following general rules are applicable under current United States federal income tax law to incentive stock options (“ISOs”) granted under Teradyne’s Plan.

1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no corresponding federal tax deduction is allowed to Teradyne upon either grant or exercise of an ISO.

2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the “Holding Periods”), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as long-term capital gain or loss to the optionee.

3. If shares acquired upon exercise of an ISO are disposed of before the Holding Periods are met (a “Disqualifying Disposition”), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

4. In any year that an optionee recognizes ordinary income as the result of a Disqualifying Disposition, Teradyne generally should be entitled to a corresponding deduction for federal income tax purposes.

5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain to the optionee.

6. Capital gain or loss recognized by an optionee upon a disposition of shares will be long-term capital gain or loss if the optionee’s holding period for the shares exceeds one year.

7. An optionee may be entitled to exercise an ISO by delivering shares of Teradyne’s Common Stock to Teradyne in payment of the exercise price. If an optionee exercises an ISO in such fashion, special rules will apply.

8. In addition to the tax consequences described above, the exercise of an ISO may result in additional tax liability to the optionee under the alternative minimum tax rules. The Code provides that an alternative minimum tax (at a maximum rate of 28%) will be applied against a taxable base which is equal to “alternative minimum taxable income” reduced by a statutory exemption that phases out at higher incomes. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee’s alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer that pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

9. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Nonstatutory Stock Options. The following general rules are applicable under current United States federal income tax law to options that do not qualify as ISOs (“Nonstatutory Stock Options”) granted under Teradyne’s Plan:

1. The optionee generally does not realize any taxable income upon the grant of a Nonstatutory Stock Option, and Teradyne is not allowed a federal income tax deduction by reason of such grant.

2. The optionee generally will recognize ordinary income at the time of exercise of a Nonstatutory Stock Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

3. When the optionee sells the shares acquired pursuant to a Nonstatutory Stock Option, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee’s holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

4. Teradyne generally should be entitled to a corresponding tax deduction for federal income tax purposes when the optionee recognizes ordinary income.

5. An optionee may be entitled to exercise a Nonstatutory Stock Option by delivering shares of Teradyne’s Common Stock to Teradyne in payment of the exercise price. If an optionee exercises a Nonstatutory Stock Option in such fashion, special rules will apply.

6. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Other Types of Awards. The following general rules are applicable under current federal income tax law to awards of restricted stock and restricted stock units, the granting of opportunities to make direct stock purchases under Teradyne’s Plan or the granting of a SAR or phantom stock that is settled in shares:

1. Persons receiving Common Stock pursuant to such Awards generally will recognize ordinary income at the time of vesting (restricted stock), purchase (if the shares are not subject to vesting and are acquired at a discount), exercise (SARs) or settlement (restricted stock units and phantom stock), as applicable, in an amount equal to the fair market value of the shares received, reduced by the purchase price paid, if any.

2. Teradyne generally should be entitled to a corresponding deduction for federal income tax purposes when such person recognizes ordinary income. When such Common Stock is sold, the seller generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale and the seller’s tax basis in the Common Stock (generally, the amount that the seller paid for such stock plus the amount taxed to the Seller as ordinary income).

3. Special rules apply if the stock acquired pursuant to an Award of stock or direct stock purchase is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Cash Awards. The following general rules are applicable under current federal income tax law to cash Awards:

1. Persons receiving a cash Award generally will recognize ordinary income equal to the amount of the cash Award.

2. Teradyne should be entitled to a corresponding deduction for federal income tax purposes at the time of paying the cash Award.

Other Tax Considerations

A Participant who receives accelerated vesting, exercise or payment of awards contingent upon or in connection with a change of control of Teradyne may be deemed to have received an “excess parachute payment” under Section 280G of the Code. In such event, the Participant may be subject to a 20% excise tax and Teradyne may be denied a tax deduction for such payments.

It is the intention of Teradyne that Awards will comply with Section 409A of the Code regarding nonqualified deferred compensation arrangements or will satisfy the conditions of applicable exemptions. However, if an Award is subject to and fails to comply with the requirements of Section 409A, the Participant may recognize ordinary income on the amounts deferred under the Award, to the extent vested, prior to the time when the compensation is received. In addition, Section 409A imposes a 20% penalty tax, as well as interest, on the Participant with respect to such amounts.

The Patient Protection and Affordable Care Act, which was enacted on March 23, 2010, introduced a new Net Investment Income Tax. Beginning in 2013, dividends paid to and capital gains recognized by individuals with incomes over certain threshold amounts may be subject to an additional 3.8% tax on this Net Investment Income

The Board recommends a vote FOR approval of the amendment to the Plan.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent registered public accounting firm for the fiscal year ending December 31, 2015. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s independent registered public accounting firm since 1968. The appointment of PricewaterhouseCoopers LLP is in the best interest of Teradyne’s shareholders. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of The Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting an independent registered public accounting firm for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance and Board Policies

Teradyne is committed to good, transparent corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. The Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) to provide a framework for the effective governance of Teradyne. The Nominating and Corporate Governance Committee periodically reviews the Guidelines and recommends changes, as appropriate, to the Board of Directors for approval. The Board of Directors has also adopted written charters for its standing committees (Audit, Compensation, and Nominating and Corporate Governance), and the Company has a Code of Conduct applicable to all directors, officers and employees. Copies of the Guidelines, committee charters, and Code of Conduct are available on the Company’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link. Teradyne posts additional information on its web site from time to time as the Board makes changes to Teradyne’s corporate governance policies.

Teradyne has instituted a variety of policies and practices to foster and maintain good corporate governance. The Board reviews these practices on a regular basis. Teradyne’s current policies and practices include the following:

•	Independent directors constitute majority of Board and all members of the Board Committees;

•	Independent Board Chair;

•	All directors elected annually for one-year term with majority voting for uncontested Board elections;

•	Adoption of “Poison Pill” requires shareholder approval;

•	Recoupment of incentive compensation from executives for fraud resulting in financial restatement;

•	Director and executive officer stock ownership guidelines;

•	Annual Board and Committee self-assessments;

•	Executive sessions of independent directors at Board meetings;

•	Board access to management and independent advisors;

•	Independent registered public accounting firm and internal auditor meet regularly with Audit Committee without management present;

•	Review by Nominating and Corporate Governance Committee of director’s change in position; and

•

Policy prohibiting executives and directors from hedging Teradyne stock (through short selling or the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars or other derivative instruments) and pledging Teradyne stock as collateral for loans (including through the use of margin accounts).

Board Nomination Policies and Procedures

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to the Board and does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the Board membership criteria described below.

Director nominees are evaluated on the basis of a range of criteria, including (but not limited to): integrity, honesty and adherence to high ethical standards; business acumen, experience and ability to exercise sound judgments and contribute positively to a decision-making process; commitment to understanding Teradyne and its industry, and to regularly attend and participate in Board and Committee meetings; ability to ensure that outside commitments do not materially interfere with duties as a Board member; absence of a conflict of interest or appearance of a conflict of interest; and other appropriate considerations. Nominees shall be 74 years or younger as of the date of election or appointment. No director may serve on more than four other public company boards.

The Board seeks nominees with a broad diversity of viewpoints, professional experience, education, geographic representation, backgrounds and skills. The backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of backgrounds, expertise and experience that will allow the Board to fulfill its responsibilities. The Board values ethnic, cultural, gender, economic, professional and educational diversity in evaluating new candidates and seeks to incorporate a wide range of those attributes in Teradyne’s Board of Directors. Board composition is reviewed regularly to ensure that Teradyne’s directors reflect the knowledge, experience, skills and diversity required for the needs of the Board.

At the 2015 Annual Meeting, shareholders will be asked to consider the election of Mercedes Johnson, who has been nominated for election as director for the first time. In July 2014, Ms. Johnson was appointed by our Board as a new director. Ms. Johnson was originally proposed to the Nominating and Corporate Governance Committee as a potential candidate for the Board by a former non-management member of Teradyne’s Board.

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in Teradyne’s bylaws. Additional information regarding the nomination procedure is provided in the section below captioned “Shareholder Proposals for 2016 Annual Meeting of Shareholders”.

Director Independence

Teradyne’s Corporate Governance Guidelines require that at least a majority of the Board shall be independent. To be considered independent, a director must satisfy the definitions pursuant to the SEC rules and the listing standards of the New York Stock Exchange (“NYSE”), meet the standards regarding director independence adopted by Teradyne, and, in the Board’s judgment, not have a material relationship with Teradyne. The standards for determining independence are available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

The Board has determined that the following directors are independent using the criteria identified above: Daniel W. Christman, Edwin J. Gillis, Timothy E. Guertin, Mercedes Johnson, Paul J. Tufano and Roy A. Vallee. In determining the independence of Teradyne’s directors, the Board reviewed and determined that the following did not preclude a determination of independence under Teradyne’s standards: Ms. Johnson’s position as a director of Micron Technology, Inc., Intersil Corporation, and Juniper Networks, Inc., each a Teradyne customer; Mr. Tufano’s former position until April 2014 as a consultant for Alcatel-Lucent, one of Teradyne’s customers; and Mr. Vallee’s position as a director of Synopsys, Inc., one of Teradyne’s customers. Teradyne’s business with Micron Technology, Intersil, Juniper Networks, Alcatel-Lucent and Synopsys during 2014 was immaterial to Teradyne and to the other companies. Teradyne will continue to monitor its business relationships to ensure they have no impact on the independence of its directors. The Board has determined that Mr. Jagiela is not independent because he is Teradyne’s Chief Executive Officer and Mr. Bradley is not independent because he served as Teradyne’s Chief Executive Officer within the past three years.

All members of the Company’s three standing committees – the Audit, Compensation and Nominating and Corporate Governance Committee – are required to be independent and have been determined by the Board to be independent pursuant to the SEC rules and the listing standards of The NYSE, as well as Teradyne’s standards.

The independent directors of the Board and its standing committees periodically meet without management present.

Board Leadership Structure and Self-Assessment

Since May 2014, Mr. Vallee has served as an independent Chair of the Board. The Board believes that having an independent Chair is the preferred corporate governance structure for the Company because it strikes an effective balance between management and independent leadership participation in the Board process.

The Board and each of its committees annually undertake a self-assessment, including an evaluation of its composition, mandate and function.

Code of Ethics

The Code of Conduct is Teradyne’s ethics policy. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis. Teradyne’s Code of Conduct is available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Teradyne maintains an insider trading policy as part of its Code of Conduct. Among other things, the insider trading policy prohibits trading on material non-public information and provides that directors, executive officers and certain other employees are prohibited from buying or selling Teradyne securities during the Company’s non-trading periods, also called “blackout periods”, except pursuant to an approved trading plan.

Teradyne shall disclose any change to or waiver from the Code of Conduct granted to an executive officer or director within four business days of such determination by disclosing the required information on its web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Board Oversight of Risk

Management is responsible for the day-to-day management of risks to the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. Management attends regular Board and committee meetings and discusses with the Board and committees various risks confronting the Company, including operational, legal, market and competitive risks. Management and the Board have not identified any risks arising from Teradyne’s compensation plans, policies and practices for the executives or employees that are reasonably likely to have a material adverse effect on the Company.

Related Party Transactions

Under Teradyne’s written “Conflict of Interest Policy,” which is part of Teradyne’s Code of Conduct, the General Counsel notifies the Audit Committee of any investment or other arrangement to be entered into by Teradyne that could or would be perceived to represent a conflict of interest with any of the executive officers or directors. Every year Teradyne makes an affirmative inquiry of each of the executive officers and directors as to their existing relationships. Teradyne reports any potential conflicts identified through these inquiries to the Audit Committee.

Shareholder Communications with Board of Directors

Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing to the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, computer viruses, and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Under Teradyne’s Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. All directors attended the 2014 Annual Meeting of Shareholders held on May  20, 2014.

Board Meetings

The Board met four times during the year ended December 31, 2014. The non-employee directors, all of whom are independent, held executive sessions in which they met without management after its regularly scheduled meetings during 2014. The Chair of the Board presides over all Board meetings and each executive session. During 2014, each director attended at least 75% of the total number of meetings of the Board and committee meetings held while such person served as a director. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, provide a framework for the conduct of the Board’s business.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In accordance with the the listing standards of The NYSE, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edwin J. Gillis*	Daniel W. Christman	Daniel W. Christman*
Mercedes Johnson	Timothy E. Guertin*	Timothy E. Guertin
Paul J. Tufano	Roy A. Vallee	Roy A. Vallee

*	Committee Chair

The Board will appoint committee members for the 2015-2016 term following the election of directors at the 2015 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of The NYSE, as well as Teradyne’s independence standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Audit Committee’s oversight responsibilities, described in greater detail in its charter, include, among other things:

•	oversight of matters relating to the financial disclosure and reporting process, including the system of internal controls;

•	performing the internal audit function;

•	supervising compliance with legal and regulatory requirements; and

•	reviewing and approving the appointment, compensation and activities of the independent registered public accounting firm including the selection of the lead audit partner.

The Audit Committee met eleven times during 2014. The responsibilities of the Audit Committee and its activities during 2014 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of The NYSE, as well as Teradyne’s independence standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	oversight of and assessment of the risks associated with Teradyne’s compensation programs, policies and practices;

•	recommending changes and/or recommending the adoption of new compensation plans to the Board, as appropriate;

•	reviewing and recommending to the Board each year the compensation for non-employee directors;

•	evaluating and recommending to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer; and

•	reviewing and approving of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of independent advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and assists in administering the compensation plans and programs.

The Compensation Committee met five times during 2014.

The Compensation Committee has retained Compensia, Inc. (“Compensia”), an executive compensation consulting firm, to assist it in carrying out its duties and responsibilities regarding executive and non-employee director compensation. In 2014, this engagement involved preparing (1) an executive officer compensation competitive analysis; (2) a director compensation competitive analysis; (3) a peer group analysis; and (4) a Tally sheet analysis for executive officers. To maintain the independence of its advice, Compensia has provided no services to Teradyne other than the services provided to the Compensation Committee. In addition, the Compensation Committee conducts annually a conflict of interest assessment for Compensia and the Committee’s independent legal advisors using the factors applicable to compensation consultations under SEC rules and the listing standards of The NYSE, and, for 2014, no conflict of interest was identified.

The Compensation Committee also uses proprietary compensation surveys prepared by Radford, a global compensation consultant focused on technology companies.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors in accordance with SEC rules and the listing standards of The NYSE, as well as Teradyne’s independence standards. None of Teradyne’s executive officers serves on the Compensation Committee of any of the companies in which the directors are officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has four members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of The NYSE, as well as Teradyne’s independence standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	identify individuals qualified to become Board members;

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders;

•	develop and recommend to the Board a set of corporate governance principles;

•	oversee and advise the Board with respect to corporate governance matters; and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including recommendations from existing Board members, executive officers, and shareholders and through engagements with executive search firms.

Non-employee directors must notify the Nominating and Corporate Governance Committee if the director experiences a change of position from that held upon first becoming a member of the Board. Upon any such notification, the Nominating and Corporate Governance Committee will review the appropriateness of the director’s continued membership under the circumstances. Teradyne’s Corporate Governance Guidelines also provide that the continuation of a former Chief Executive Officer of the Company on the Board is a matter to be decided by the Board, upon recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met four times during 2014.

Director Compensation

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee. Directors who are employees of Teradyne receive no compensation for their service as a director.

Cash Compensation

In 2014, the non-employee directors were compensated at the rate of $70,000 per year. Additional fees paid to certain non-employee directors in 2014 were as follows:

•	The Board Chair received an additional $70,000 per year pro rated from January 1, 2014 until May 20, 2014 and an additional $55,000 per year pro rated from May 20, 2014 through December 31, 2014.

•

The Chair of the Audit Committee received an additional $20,000 per year pro rated from January 1, 2014 until May 20, 2014 and an additional $25,000 per year pro rated from May 20, 2014 through December 31, 2014.

•

The Chair of the Compensation Committee received an additional $15,000 per year pro rated from January 1, 2014 until May 20, 2014 and an additional $20,000 per year pro rated from May 20, 2014 through December 31, 2014.

•

The Chair of the Nominating and Corporate Governance Committee received an additional $10,000 per year pro rated from January 1, 2014 until May 20, 2014 and an additional $15,000 per year pro rated from May 20, 2014 through December 31, 2014.

Stock-Based Compensation

Each non-employee director receives an annual equity award having a fair market value equal to $150,000, an increase of $10,000 from the value of the equity awards received in 2013, on the earlier of (i) the date of the Annual Meeting of Shareholders or (ii) the last Thursday in May. This annual equity award, which is delivered in the form of restricted stock units, vests in full on the first anniversary of the date of grant.

Each new non-employee director is granted an equity award on the date first elected or appointed to the Board (other than pursuant to an election at the Annual Meeting of Shareholders) having a fair market value equal to $150,000 pro-rated daily to reflect the period between the director’s date of election or appointment and the date of the next annual board grant. This equity award, which is also delivered in the form of restricted stock units, vests in full on the date of the next annual equity award grant.

Director Deferral Program

The non-employee directors may elect to defer receipt of their cash and/or equity awards and have the compensation invested into (1) an interest bearing account (based on ten-year treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If a non-employee director elects to participate in this deferral program, he or she will receive either the cash value of the interest bearing account or the shares of the Company’s common stock underlying the DSU’s within 90 days following the end of his or her board service.

Director Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of the non-employee directors with those of the Company’s shareholders and ensure that the directors have an ongoing financial stake in the Company’s success. Pursuant to the guidelines, the non-employee directors are expected to attain (within five years from the date of initial election to the Board) and maintain an investment level in shares of the Company’s common stock equal to three times their annual cash retainer. All of the non-employee directors other than Ms. Johnson, who joined the Board in 2014, met the ownership guidelines as of year-end.

Director Compensation Table for 2014

The table below summarizes the compensation Teradyne paid to the non-employee directors for all or a portion of the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
James W. Bagley (3)	$27,308	$—	$0	$27,308
Michael A. Bradley (4)	$63,654	$191,464	$0	$255,118
Albert Carnesale (5)	$54,615	$—	$0	$54,615
Daniel W. Christman	$83,063	$150,014	$0	$233,077
Edwin J. Gillis	$93,063	$150,014	$0	$243,077
Timothy E. Guertin	$82,253	$150,014	$0	$232,267
Mercedes Johnson (6)	$32,308	$124,060	$0	$156,368
Paul J. Tufano	$70,000	$150,014	$0	$220,014
Roy A. Vallee	$109,505	$150,014	$0	$259,519

(1)	The amounts reported in the “Stock Awards” column represent the grant date fair value of the annual 2014 RSU awards calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions underlying this valuation, please see Note N to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2014.
(2)	As of December 31, 2014, each then serving non-employee director, other than Ms. Johnson, held 8,442 restricted stock units with a vesting date of May 20, 2015 and, other than Mr. Bradley, no options to purchase shares of the Company’s common stock. Messrs. Bagley and Carnesale retired from the Board as of May 20, 2014. In addition to the annual 2014 RSU award for non-employee directors, Mr. Bradley also received an equity award as a new non-employee director on February 3, 2014 of 2,265 restricted stock units having a fair market value of $41,450, which is equal to $140,000 pro-rated daily to reflect the period between Mr. Bradley’s date of becoming a non-employee director and the date of the next annual equity award grant for the non-employee directors in May 2014; these restricted stock units vested in full on May 20, 2014. Ms. Johnson received an equity award on July 14, 2014, the date she was appointed to the Board, of 6,203 restricted stock units having a fair market value of $124,060, which is equal to $150,000 pro-rated daily to reflect the period between Ms. Johnson’s date of appointment and the date of the next annual equity award grant for the non-employee directors in May 2015; these restricted stock units will vest in full on the earlier of the date of the 2015 Annual Meeting of Shareholders or the last Thursday in May 2015.

(3)	Mr. Bagley retired from the Board as of May 20, 2014.
(4)	Mr. Bradley retired as Chief Executive Officer on January 31, 2014 and continued on the Board as a non-employee director effective February 1, 2014. The fees and stock awards earned by Mr. Bradley as a non-employee director as set forth in this table are also included under the “Salary” and “Stock Awards” columns for Mr. Bradley in “Summary Compensation Table for 2014”.
(5)	Mr. Carnesale retired from the Board as of May 20, 2014.
(6)	Ms. Johnson was appointed to the Board as of July 14, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Teradyne’s directors, executive officers and any person who owns more than 10% of Teradyne’s common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and the NYSE. Based solely on a review of these forms and written representations received from the directors and executive officers, Teradyne believes that all Section 16 filing requirements were met during the year January 1, 2014 through December 31, 2014 except Mr. Bradley’s Form 4 was filed two days late on November 24, 2014 for the sale of stock on November 18, 2014.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Audit Committee Report

In 2015, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2014 and met with both management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Teradyne’s independent registered public accounting firm, to discuss those financial statements.

The Audit Committee also reviewed the report of management contained in Teradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC, as well as PricewaterhouseCoopers’ report included in Teradyne’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with PricewaterhouseCoopers various matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from and discussed with PricewaterhouseCoopers the written disclosures required by the Public Company Accounting Oversight Board’s Rule 3256, Communication with Audit Committees Concerning Independence, regarding the independent registered accounting firm’s communication with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.

Based on these reviews and discussions with management and PricewaterhouseCoopers, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE

Edwin J. Gillis (Chair)

Mercedes Johnson

Paul J. Tufano

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2014 and December 31, 2013.

	2014	2013
Audit Fees	$2,485,350	$2,310,237
Audit-Related Fees	122,491	588,829
Tax Fees	160,036	192,979
All Other Fees	1,800	1,800

Total:	$2,769,677	$3,093,845

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting for fiscal years 2014 and 2013. These fees include the review of the Company’s interim financial statements included in its quarterly reports on Form 10-Q and services that are normally provided by PricewaterhouseCoopers LLP in connection with other statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-Related Fees in 2014 were for professional services related to information technology security and compliance with customer contract requirements. In 2013, services were related to acquisition due diligence, information technology security and compliance with customer contract requirements.

Tax Fees

Tax Fees in 2014 and 2013 were for professional services related to global tax planning and compliance matters.

All Other Fees

All Other Fees are fees for services other than audit fees, audit-related fees and tax fees. In both 2014 and 2013, the fees were related to technical accounting software licenses.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

During 2014 and 2013, the Audit Committee pre-approved all audit and other services performed by PricewaterhouseCoopers LLP.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent registered public accounting firm, the Audit Committee adopted a policy for the pre-approval of certain specified services that may be provided by the independent registered public accounting firm. Under this policy, the Audit Committee has pre-approved the independent registered public accounting firm’s engagement for the provision of certain services set forth in a detailed list subject to a dollar limit of either $50,000 or $100,000, depending on the service. The services set forth on the list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, management informs the Audit Committee, at least annually or more frequently upon its request, if the Company uses any pre-approved service and the fees incurred in connection with that service.

OWNERSHIP OF SECURITIES

The following table sets forth as of March 19, 2015 information relating to the beneficial ownership of Teradyne’s common stock by each director and executive officer, individually and as a group.

Name	Amount and Nature of Ownership (1)(2)	Percent of Class
Gregory R. Beecher	127,385	*
Michael A. Bradley (3)	290,499	*
Daniel W. Christman	13,040	*
Edwin J. Gillis	82,005	*
Charles J. Gray	55,250	*
Timothy E. Guertin	26,447	*
Mark E. Jagiela	352,282	*
Mercedes Johnson	6,203	*
Bradford B. Robbins	38,974	*
Paul J. Tufano	75,848	*
Walter G. Vahey	52,194	*
Roy A. Vallee (4)	113,927	*
All executive officers and directors as a group (12 people consisting of 5 executive officers and 7 non-employee directors) (5)	1,234,054	0.6%

*	less than 1%
(1)	Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.
(2)	Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of March 19, 2015, (ii) are subject to restricted stock units which vest within 60 days of March 19, 2015, or (iii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Beecher, 30,000 shares; Mr. Bradley, 154,543 shares; Mr. Christman, 0 shares; Mr. Gillis, 16,379 shares (including 16,379 shares issuable pursuant to the Deferral Plan); Mr. Gray, 2,851 shares; Mr. Guertin, 16,126 shares (including 16,126 shares issuable pursuant to the Deferral Plan); Mr. Jagiela, 86,341 shares; Ms. Johnson, 6,203 shares; Mr. Robbins, 0 shares; Mr. Tufano, 0 shares; Mr. Vahey, 5,808 shares; Mr. Vallee, 42,654 shares (including 42,654 shares issuable pursuant to the Deferral Plan); all directors and executive officers as a group, 360,905 shares (including 75,159 shares issuable pursuant to the Deferral Plan).
(3)	Includes 135,956 shares of common stock over which Mr. Bradley shares voting and dispositive power with his wife.
(4)	Includes 71,273 shares of common stock held in a family trust for the benefit of Mr. Vallee and his wife.
(5)	The group is comprised of Teradyne’s executive officers and directors on March 19, 2015. Includes (i) an aggregate of 279,543 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of March 19, 2015 granted under the stock plans, (ii) an aggregate of 6,203 shares of common stock which the directors and executive officers as a group will acquire by the vesting of restricted stock units within 60 days of March 19, 2015, and (iii) an aggregate of 75,159 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

The following table sets forth certain persons who, based upon Schedule 13G filings made since December 31, 2014, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (6)
BlackRock, Inc. (1)	18,211,920	8.40%
55 East 52nd Street New York, New York 10022

Ameriprise Financial, Inc. (2)	14,593,304	6.74%
145 Ameriprise Financial Center Minneapolis, MN 55474

Baillie Gifford & Co. (3)	14,463,528	6.68%
Calton Square 1 Greenside Row Edinburgh EH1 3AN Scotland, UK

The Vanguard Group, Inc. (4)	13,133,592	6.06%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

Glenview Capital Management LLC (5)	12,462,722	5.76%
767 Fifth Avenue, 44th Floor New York, NY 10153

(1)	As set forth in Amendment No. 2 to a Schedule 13G, filed on January 23, 2015, BlackRock, Inc. had, as of December 31, 2014, sole dispositive power with respect to all of the shares and sole voting power with respect to 17,394,855 shares.
(2)	As set forth in Amendment No. 2 to a Schedule 13G, filed on February 13, 2015, Ameriprise Financial, Inc. (“Ameriprise”) had, as of December 31, 2014, shared dispositive power with respect to all of the shares and shared voting with respect to 464,135 shares. Ameriprise is the parent holding company of Columbia Management Investment Advisers, LLC (“CMIA”), which has shared dispositive power with respect to 14,541,785 shares and shared voting power with respect to 464,135 shares. CMIA has its principal business office at 225 Franklin St., Boston, MA 02110. CMIA is the investment adviser to Columbia Seligman Communications & Information Fund (“Fund”), which has sole voting power and shared dispositive power with respect to 11,291,121 shares. The Fund has its principal business office at 225 Franklin St., Boston, MA 02110.
(3)	As set forth in a Schedule 13G, filed on February 10, 2015, Baillie Gifford & Co. (“Baillie Gifford”) had, as of December 31, 2014, sole dispositive power with respect to all of the shares and sole voting power with respect to 11,631,237 shares.
(4)	As set forth in Amendment No. 5 to a Schedule 13G, filed on February 10, 2015, The Vanguard Group, Inc. (“Vanguard”) had, as of December 31, 2014, sole dispositive power with respect to 13,009,309 shares, shared dispositive power with respect to 124,283 shares and sole voting power with respect to 141,983 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 124,283 shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 17,700 shares as a result of its serving as investment manager of Australian investment offerings.
(5)	As set forth in Amendment No. 1 to a Schedule 13G, filed on February 17, 2015, Glenview Capital Management, LLC (“Glenview”) had, as of December 31, 2014, shared dispositive power and shared voting power with respect to all of the shares.
(6)	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2014 compensation of Teradyne’s principal executive officer, our principal financial officer, and the three executive officers (other than Teradyne’s principal executive officer and principal financial officer) who were the Company’s most highly-compensated executive officers as of the end of 2014. These individuals were:

•	Mark E. Jagiela, Chief Executive Officer;

•	Gregory R. Beecher, Vice President, Chief Financial Officer, and Treasurer;

•	Walter G. Vahey, President, System Test Group;

•	Bradford B. Robbins, President, Wireless Test Division;

•	Charles J. Gray, Vice President, General Counsel and Secretary; and

•	Michael A. Bradley, former Chief Executive Officer.

These executive officers were our named executive officers for 2014.

This Compensation Discussion and Analysis describes the material elements of Teradyne’s executive compensation program during the fiscal year ended December 31, 2014. It also provides an overview of the Company’s executive compensation philosophy, as well as the Company’s principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of the Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for the Company’s executive officers, including the named executive officers, in 2014, and discusses the key factors that the Compensation Committee considered in determining the compensation of these executive officers.

2014 Executive Compensation Summary

Teradyne is a leading global supplier of automatic test equipment. The Company designs, develops, manufactures and sells automatic test systems and solutions to test semiconductors, wireless products, hard disk drives and circuit boards in the consumer electronics, wireless, automotive, industrial, computing, communications and aerospace and defense industries. The automatic test equipment market is highly competitive and is subject to business cycles characterized by rapid changes in demand that necessitate adjusting operations and managing spending prudently across business cycles.

In 2014, the Company increased revenues by 15% to $1.65 billion, generated significant free cash flow, and maintained its industry-leading profit rate before interest and taxes (PBIT1). The Company achieved market share gains in its system-on-a-chip and wireless test markets positioning the Company for sustained profitability through the business cycle. During 2014, the Company continued to invest for long-term, future growth while maintaining financial discipline. In January 2014, the Company announced the first quarterly dividend in the Company’s history. In January 2015, the Company announced a $500 million share repurchase program that includes a planned $300 million in share repurchases in 2015. The dividend and repurchase program reflects the Company’s confidence in the business and ability to return capital to its shareholders while retaining sufficient financial flexibility to pursue growth opportunities through internal investments and acquisitions.

In January 2014, Mr. Jagiela was promoted to Chief Executive Officer of the Company, at which time the independent members of the Board increased his base salary by 25% and retained his performance-based variable cash compensation at 100% of his annual base salary. As Mr. Bradley was retiring as Chief Executive Officer effective January 31, 2014, the Board did not review or adjust his cash compensation in January 2014.

[1]	PBIT is a non-GAAP financial measure equal to GAAP income from operations less restructuring and other, net; amortization of acquired intangible assets; acquisition and divestiture related charges or credits; pension actuarial gains and losses; and other non-recurring gains and charges.

In August 2014, Mr. Robbins was promoted to President, Wireless Test Division, at which time the Compensation Committee decided to continue his current compensation, including participation in the bonus plan of the Wireless Test Division, through the end 2014 and to review his compensation in January 2015.

The Company’s 2014 performance-based variable cash compensation was tied both to its rate of profitability and to the achievement of strategic business goals, including market share gains, revenue goals, profit margin targets, strategic customer wins and new product launches. Teradyne’s performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s solid financial results for 2014. Due to the Company’s market-leading rate of profitability and achievement of market share and other strategic goals in 2014, executive officers received 142% of their target variable cash compensation payout with the exception of Mr. Robbins, who did not participate in the executive variable compensation plan in 2014 as he was promoted to President, Wireless Test Division in August 2014. The 142% payout matched the payout for 2013 reflecting revenue and profitability performance in 2014.

The Board of Directors believes that the executive compensation for 2014 is reasonable and appropriate and is justified by the performance of the Company.

The compensation of the executive officers over the last eight years demonstrates the alignment between pay and performance. The variable cash compensation for the named executive officers from 2010 to 2014 varied from 200% to 142% of target based on the strength of Company performance and contrasts to compensation received from 2007 to 2009 where executive officers received variable cash compensation well below target in a range from 39% to 74% based on Company performance as compared to target objectives.

•

In 2007, 2008 and 2009, the executive officers received payouts well below their target variable cash compensation (74%, 45% and 39% of target, respectively) due to the severe industry downturn. Further, in 2009, the executive officers received base salary cuts as high as 20%, which were only restored late in the year when business improved.

•

In 2010 and 2011, due to the Company’s record profitability and achievement of strategic business goals, the executive officers received at or close to the maximum 200% of their target variable cash compensation payout.

•

In 2012, 2013 and 2014, despite challenging market conditions, the Company maintained its industry-leading PBIT rate and continued to make investments in long-term growth. As a result, the variable cash compensation payout for the executive officers decreased to 153% in 2012, 142% in 2013, and 142% in 2014 reflecting strong results, but not as strong as in 2010 or 2011.

While the past eight years indicate that the program effectively rewards the executive officers when there is superior performance by the Company and appropriately adjusts compensation downward in the case of less-than-superior performance, the Board will continue to review the executive compensation program and its mix of short- and long-term incentives to ensure it reflects the correct balance between short-term financial performance and long-term shareholder return.

In January 2014, the Board changed the long-term performance criteria for performance-based restricted stock units to a relative total shareholder return formula. Additionally, in January 2015, the Board changed the variable compensation formula for Messrs. Vahey and Robbins to include both Company-wide performance and the performance of their respective divisions.

Teradyne has instituted a variety of compensation policies and practices to foster and maintain best practices for executive compensation. The Compensation Committee reviews these practices on a regular basis. Teradyne’s current policies and practices include the following:

•	Significant director and executive officer stock ownership guidelines;

•	Appropriate balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results;

•	Multiple performance objectives used in the determination of variable cash compensation and performance-based stock awards removing incentives to focus solely on one performance goal;

•	Engagement of an independent compensation consultant to advise the Compensation Committee on executive compensation matters;

•	Executive officers’ change-in-control agreements contain a double trigger for acceleration of equity awards requiring a qualifying termination following a change-in-control;

•	Recoupment of incentive compensation from executives for fraud resulting in financial restatement;

•	Policy prohibiting executives and directors from pledging Teradyne common stock; and

•

Policy prohibiting executives and directors from hedging Teradyne stock (through short selling or the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars or other derivative instruments.

Executive Compensation Objectives

The objective of the executive compensation program is to provide a competitive level of compensation that:

1)	aligns the interests of the executive officers with the shareholders;

2)	links executive officer compensation closely to corporate performance;

3)	motivates the executive officers to achieve the Company’s short-term and long-term operating and financial goals without encouraging excessive or inappropriate risk; and

4)	assists in attracting and retaining qualified executive officers.

In setting compensation levels for the executive officers (or in the case of the Chief Executive Officer, in making recommendations to the independent members of the Board), the Compensation Committee takes into account such factors as internal equity, competitive market data (drawn from peer company and survey information), benefits, individual and corporate performance and the general and industry-specific business environment, as well as the roles and responsibilities of each executive officer.

Role of the Compensation Committee

The Compensation Committee’s role is to fulfill certain responsibilities of the Board relating to compensation for the executive officers, and to review and oversee the administration of equity-based incentives, profit sharing, deferred compensation, retirement and pension plans, and other compensatory plans. The Compensation Committee recommends to the independent members of the Board all aspects of the Chief Executive Officer’s compensation and is also responsible for approving all aspects of the other executive officers’ compensation. The Compensation Committee has the authority to select, retain and terminate compensation consultants, independent counsel and such other advisors as it determines necessary to carry out its responsibilities and approve the fees and other terms of retention of any such advisors.

Role of Executive Officers in Determining Executive Pay

The Chief Executive Officer makes individual compensation recommendations for the other executive officers to the Compensation Committee for its review, consideration and determination. The Compensation Committee’s compensation consultant and members of the human resources department provide competitive market information for comparative purposes. The executive officers do not determine any element of their own compensation or their total compensation amount.

Competitive Positioning

To assure its compensation is competitive, Teradyne makes extensive use of comparative data for its worldwide employee programs and its executive officer compensation. This includes data gathered from surveys, compensation consultants and public filings.

For 2015, the Compensation Committee engaged the compensation consulting firm, Compensia, to develop a competitive analysis of Teradyne’s peer companies as well as analyze executive pay packages and advise on the relationship of the Company’s short-term and long-term performance on the pay packages. Compensia recommended to the Compensation Committee a peer group that reflects organizations of comparable size (revenue and market capitalization) and operations (product type and geographic scope) to Teradyne and that provides an appropriate sample size for comparisons. Compensia proposed, and the Compensation Committee reviewed and approved, a peer group that included the 17 companies listed below:

Teradyne Peer	Revenue – Last 4 Quarters (as of 10/31/14)	Market Capitalization (30 - day average as of 11/4/14)
Altera	$1,907	$10,301
Atmel	$1,421	$3,094
Ciena	$2,281	$1,718
Fairchild Semiconductor	$1,438	$1,735
FEI	$956	$3,265
FLIR Systems	$1,497	$4,366
Itron	$1,984	$1,506
JDS Uniphase	$1,748	$2,892
KLA-Tencor	$2,914	$12,251
Lam Research	$4,745	$11,705
National Instruments	$1,212	$3,811
Plantronics	$854	$2,025
Polycom	$1,344	$1,637
Skyworks Solutions	$2,050	$10,302
Trimble Navigation	$2,431	$7,623
Verifone Holdings	$1,813	$3,805
Zebra Technologies	$1,164	$3,493

Median	$1,748	$3,493

Teradyne	$1,610	$3,542

Compensia recommended that the Compensation Committee retain the peer group from 2014, with the exception of Tellabs and LSI which were acquired by Marlin Equity Partners and Avago Technologies, respectively, and replaced in the peer group by Altera and FLIR Systems. At the time the peer group was approved, Teradyne remained close to the median of the peer group in terms of both revenue and market capitalization (47th and 51st percentiles, respectively).

The Company augmented the peer group with data from the Radford Global Survey. From this survey, the Company used reported data for all semiconductor/semiconductor equipment companies as well as all technology companies between $750 million and $3 billion in annual revenue.

Executive Compensation Program

The Board has implemented an executive compensation program that addresses the cyclicality of the Company’s business and rewards performance across business cycles. The Board fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short-term and long-term performance targets that are important to the Company and its shareholders. The approach is designed to focus the executive officers on creating shareholder value over the long-term and on delivering exceptional performance throughout fluctuations in business cycles.

The following charts illustrate performance-based target compensation for the Chief Executive Officer and the other named executive officers (as a group) as a percentage of total target compensation for 2014.

Target Cash Compensation

Target cash compensation includes base salary and performance-based variable cash compensation. Base salary is designed to attract and retain talented executives and to provide a stable source of income. Variable cash compensation links the executive officer’s cash compensation with the Company’s annual and strategic performance objectives and motivates the executive officers to achieve Teradyne’s financial, operating, and long-term growth goals.

Each January, the Compensation Committee sets target cash compensation for each executive officer, other than the Chief Executive Officer. The independent members of the Board set the target cash compensation for the Chief Executive Officer. The goal is that the target total cash compensation for each individual should be competitive with cash compensation of individuals holding similar roles and responsibilities as reflected by the peer group and survey data. The Committee and the Board also consider the performance of the Company relative to its peers, individual performance and the role and responsibilities of the executive officer.

For 2015, the Compensation Committee set performance-based variable cash compensation for executive officers as a percentage of base salary with a range, at target, of 70% to 80% of base salary and the independent members of the Board set the target level for the Chief Executive Officer at 100% of base salary as set forth in the following table.

Executive Officer	2015 Variable Cash Compensation Target Percentage
Mark E. Jagiela	100%
Gregory R. Beecher	80%
Walter G. Vahey	75%
Bradford B. Robbins	75%
Charles J. Gray	70%

Executive variable cash compensation is capped at 200% of target to limit actual executive compensation for periods of exceptionally strong performance.

In January, the Compensation Committee also establishes the specific performance measures and formulas for the year’s variable cash compensation program. The performance-based variable cash compensation goals are determined by operating division and are based on: 1) a baseline formula for non-GAAP profit rate before interest and taxes or PBIT2 percentage; and 2) measurable operating, financial and strategic goals which serve to either increase or decrease the outcome of the variable cash compensation payout baseline calculation. The performance-based variable cash compensation for the named executive officers is determined by a formula comprised of Company-wide PBIT percentage and the performance against key operating, financial and strategic goals by the Company’s business divisions. The variable cash compensation for Messrs. Jagiela, Beecher and Gray is calculated by applying a weighted averaging formula of the performance of all divisions. The variable cash compensation formula for Messrs. Vahey and Robbins is divided equally between (a) the weighted average formula of the performance of all divisions and (b) the performance of their respective divisions (System Test for Mr. Vahey and Wireless Test for Mr. Robbins). In establishing the performance target levels for the financial performance measure, the Compensation Committee sets the PBIT percentage rate at a level it believes to be appropriate for the businesses in which the Company operates, and sets other operating and financial goals based on the specific objectives of the Company for the year, as well as certain strategic objectives.

These goals may include strategic customer wins, market share gains, revenue, gross margin and profitability goals, new product introductions, engineering project milestones, cost controls and growth targets – the achievement of which positively impact the Company’s long-term performance. Teradyne is not disclosing the specific performance target levels for these key operating and financial goals because they represent confidential, commercially sensitive information that Teradyne does not disclose to the public and it believes, if disclosed, would cause competitive harm. The target levels for such performance measures such as product development, market share, new product introductions, and margin goals for new and existing products are inherently competitive and, if disclosed, would provide valuable insight into specific customers, markets, and areas where Teradyne is focusing.

The Compensation Committee sets operating, financial and strategic goals for the variable cash compensation program to align executive compensation with both the Company’s short-term financial and operating strategy and its long-term profitable growth strategy. In developing the variable cash compensation program, the Compensation Committee takes into account that the variable cash compensation targets are difficult to achieve because they are heavily contingent upon multiple factors, including technological innovations, customer demand and the actions of competitors. The target levels for the measures to improve competitive positioning are challenging due to the strong competition within the Company’s markets, while technical and engineering innovations make product development goals difficult to achieve in a fixed time frame. The operating, financial and strategic target levels may increase or decrease the variable cash compensation payout up to 60%.

Following the close of each fiscal year, the variable cash pay-out is calculated and presented to the Compensation Committee for review. Based on the performance of the divisions, the Compensation Committee, or the independent members of the Board for the Chief Executive Officer, then determines the variable cash compensation for the named executive officers.

Equity Compensation

Equity compensation is designed to align executive compensation with shareholder return, motivate and reward individual and Company performance, and attract and retain talented individuals. Teradyne’s equity compensation program provides two types of long-term incentives: (1) time-based awards with four-year vesting conditioned upon continued service, supporting the Company’s employee retention efforts; and (2) performance-based awards which reward the achievement of relative total shareholder return measured at the end of a three-year performance period.

[2]

PBIT is a non-GAAP financial measure equal to GAAP income from operations less restructuring and other, net; amortization of acquired intangible assets; acquisition and divestiture related charges or credits; pension actuarial gains and losses; and other non-recurring gains and charges. This PBIT percentage metric used by the Compensation Committee in the variable cash compensation calculation is the same as the PBIT percentage reported by the Company in the financial statements accompanying its quarterly earnings releases.

Equity awards are made under the shareholder approved 2006 Equity and Cash Compensation Incentive Plan. The awards granted to the executive officers are based upon each individual’s relative contribution, performance, and responsibility within the organization. The Compensation Committee assesses these factors each year for each executive officer.

At the beginning of each year, the Compensation Committee approves an overall equity budget to be used for awards to the executive officers, employees and directors. Various factors are used in determining the annual equity award budget, including the total projected compensation expense to be incurred as a result of the equity awards, “overhang” from previously issued and outstanding awards, burn rates and competitive market data from the peer group and compensation surveys. The independent members of the Board determine the award type and level for the Chief Executive Officer and the Compensation Committee determines the award type and level for all other executive officers. Management approves equity awards for all other employees within the overall equity budget pursuant to a delegation of authority from the Compensation Committee.

Since 2006, the equity awards granted to the executive officers have been made in January in order to align the evaluation and award of the equity compensation to the end of the fiscal year. The fair market value for these awards is determined using the closing price on the date of grant as provided by the terms of Teradyne’s equity plans. No employee equity awards are granted during blackout periods, except for new hire grants. New hire grants are automatically issued on the first trading day of the month following the employee’s start date, in accordance with guidelines approved by the Compensation Committee.

Retirement Benefits

Retirement benefits are designed to attract and retain talented employees and reward long-term service to the Company. Retirement benefits provide a long-term savings opportunity for employees on a tax-efficient basis. In the U.S., the Company offers the Teradyne, Inc. Savings Plan (the “401k Plan”). The 401k Plan is available to all employees and provides a discretionary employer matching contribution. Executive officers may participate in the 401k Plan on the same terms as those available for other eligible U.S. employees. For 2014, the Company matched $1 for every $1 contributed by the employee to the Company’s 401k Plan and Supplemental Savings Plan (as defined below) up to 4% of the employee’s compensation for employees not accruing benefits in the Retirement Plan or SERP (each as defined below), and no match for employees continuing to accrue benefits in the Retirement Plan or SERP.

The Company also maintains a non-qualified Teradyne, Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”) for certain employees whose benefits would otherwise be capped at limits based on restrictions imposed by the Internal Revenue Service. For additional information regarding the Supplemental Savings Plan, see the “Nonqualified Deferred Compensation Table.”

Teradyne also provides a separate retirement plan, the Retirement Plan for Employees of Teradyne, Inc. (the “Retirement Plan”). In 1999, this plan was discontinued for new employees, but participating employees were given the option to elect to continue in the plan or opt out of the plan in order to receive a higher employer match in the 401k Plan. Commencing in 2009, employees who continued in the separate Retirement Plan have received no 401k employer match. No named executive officer is currently earning benefits under the Retirement Plan.

The Company also maintains a defined benefit Supplemental Executive Retirement Plan (“SERP”) for certain senior employees. For additional information, see the “Pension Benefits Table.” Prior to his retirement on January 31, 2014, Mr. Bradley was the only named executive officer earning benefits under the SERP. Mr. Robbins, who was promoted to President, Wireless Test Division in August 2014, is the only named executive officer earning benefits under the SERP.

The Compensation Committee considers the expense of the executive officers’ retirement benefits in determining their overall compensation.

Chief Executive Officer Separation Agreement

Upon his appointment as Chief Executive Officer, Mr. Jagiela entered into an Agreement Regarding Termination Benefits (“Separation Agreement”). The term of this Separation Agreement, entered into on January 22, 2014, is three years, and extends for additional one-year periods unless Teradyne gives notice of non-renewal to Mr. Jagiela. The Separation Agreement contains a three-year, post-employment customer and employee non-hire and non-solicitation restriction and a three-year, post-employment non- competition restriction. In consideration of these restrictions, Mr. Jagiela is eligible to receive severance payments for two years at his annual target compensation rate and continued vesting of non-performance based equity awards for two years and of performance-based equity awards for three years following his termination by Teradyne for any reason other than death, disability or cause, each as defined in the Separation Agreement, or in a circumstance in which Mr. Jagiela would be eligible to payments pursuant to his Change in Control Agreement. During the two-year post-employment period, Mr. Jagiela is also eligible for ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If Teradyne terminates Mr. Jagiela’s employment due to his disability and Mr. Jagiela is not eligible to receive payments pursuant to his Change in Control Agreement, he is eligible for a two-year severance payment to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Jagiela receives from other employment.

Retirement Agreement

As Mr. Bradley was retiring as Chief Executive Officer effective January 31, 2014, the Board did not review his cash compensation in January 2014 and did not grant Mr. Bradley an annual equity award. The Board did, however, approve an agreement for Mr. Bradley relating to his retirement (the “Retirement Agreement”). Under the Retirement Agreement, Mr. Bradley agreed to be bound by customary non-competition and non-solicitation covenants through January 31, 2017 and to enter into a standard employment release of claims. In exchange, through January 31, 2017, Mr. Bradley’s outstanding and unvested restricted stock units and stock options granted prior to his retirement date will continue to vest in accordance with their terms; and any vested options or options that vest during the period may be exercised for the remainder of the applicable option term. If a change in control of the Company or Mr. Bradley’s death occurs prior to January 31, 2017, any unvested equity awards held by Mr. Bradley shall automatically become fully vested and exercisable. The Retirement Agreement supersedes the terms of the Amended and Restated Agreement Regarding Termination Benefits between Mr. Bradley and the Company under which Mr. Bradley was eligible to receive severance compensation, continued benefits and continued vesting of equity for 24 months from the date of severance. The Board believes the retirement package offered to Mr. Bradley was appropriate based on his tenure with the Company, his contributions during his service as Chief Executive Officer and industry practice for an orderly CEO succession and transition.

Change in Control Agreements

The Compensation Committee and the Board have approved a change in control agreement for each executive officer similar to those offered by most peer companies. The independent members of the Board also have approved an Agreement Regarding Termination Benefits with the Chief Executive Officer. The structure and design of these agreements, including the level of payments and benefits provided to the executive officers under the agreements, are intended to be similar to those provided by peer companies.

The change in control agreements provide a retention tool for the executive officers to remain with the Company both during and following the change in control transaction and enable the executive officers to focus on the continuing business operations and the success of a potential business combination that the Board has determined to be in the best interests of the shareholders. This results in stability and continuity of operations during a potentially uncertain time.

Other Benefits

To attract and retain highly qualified employees, the Company offers benefit programs designed to be competitive in each country in which the Company operates. All U.S. employees and executive officers participate in similar healthcare, life and disability insurance, and other welfare programs.

To offer most employees an opportunity to acquire an equity interest in Teradyne, the Company offers an Employee Stock Purchase Plan. This plan allows participating employees to purchase shares of common stock through regular payroll deductions of up to 10% of their annual compensation, to a maximum of $25,000 per calendar year, not to exceed 6,000 shares. The purchase price is an amount equal to 85% of the fair market value of the common stock on the last business day of the purchase period. Each purchase period is a six month period beginning in January or July and ending in June or December, respectively. Approximately fifty percent of world-wide employees, including certain executive officers, currently participate in the plan.

Teradyne’s Cash Profit Sharing Plan distributes 10% of Teradyne’s GAAP pre-tax profit (excluding its Wireless Test Division acquired in 2011 and the Avionics Interface Technologies business acquired in 2014) to all eligible employees including executive officers. Plan payments are distributed as a consistent percentage of target cash compensation for all participants twice per year.

Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of the executive officers with those of the shareholders and ensure that the executive officers responsible for overseeing operations have an ongoing financial stake in the Company’s success.

Pursuant to these guidelines, the Chief Executive Officer is expected to attain and maintain an investment level in shares of the Company’s common stock equal to three times his annual base salary and all other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary. In each case, such investment levels are expected to be attained within five years from the date upon which the individual becomes subject to the guidelines. Until this ownership guideline is met, the executive officers are expected to retain at least 50% of the shares issued pursuant to an equity award, after taxes.

Shares subject to the stock ownership guidelines do not include any pledged Company stock. The Company maintains a policy prohibiting executives and directors from pledging Teradyne stock.

During the year, the executive officers complied with the stock ownership guidelines, and at year end, all executive officers other than Mr. Robbins (who became subject to the guidelines upon his promotion in August 2014) were at or above the stock ownership guideline levels.

Compensation Recoupment Policy

A compensation recoupment policy is applicable to all the executive officers. Under this policy, the Company may recover incentive compensation that was based on achievement of financial results that were subsequently restated if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable cash compensation and performance-based equity awards. The Board will review the Company’s compensation recoupment policy following the adoption of regulations by the Securities and Exchange Commission implementing Section 954 of the Dodd-Frank Act.

Impact of Accounting and Tax Treatment on Executive Compensation

In general, under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), companies cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers (the Chief Executive Officer and each of the three other most highly-compensated executive officers (other than its chief financial officer)). This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Teradyne received shareholder approval on May 25, 2006 for the 2006 Equity and Cash Compensation Incentive Plan to grant equity awards that may satisfy the requirements for “qualified performance-based compensation.” In May 2008, the shareholders approved an amendment to the plan that limits the amount of variable cash compensation to be paid to any plan participant in any fiscal year to $3 million, allowing compliant cash awards made under the plan to be “qualified performance-based compensation,” and for such cash awards in excess of $1 million in any fiscal year to be deductible for tax purposes under Section 162(m) of the Code. In May 2011, the shareholders re-approved the material terms of the performance goals under the plan to enable the entire amount of “qualified performance-based compensation” paid to certain executive officers to be exempt from the $1 million deduction limit that would otherwise apply. While the Compensation Committee monitors compensation paid to our executive officers in light of the provisions of Section 162(m) of the Code, the Compensation Committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible for federal tax purposes, and the Compensation Committee is not limited to paying compensation that is “qualified performance-based compensation” under Section 162(m) of the Code.

2014 Executive Compensation

In January 2014, the Compensation Committee reviewed the performance of the named executive officers during 2013 and conducted its annual assessment of executive compensation. In addition to the executive officer’s performance during 2013, the Compensation Committee considered competitive market data in setting executive compensation for 2014.

2014 Target Cash Compensation

To align cash compensation with the competitive market, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved increases in the 2014 base salaries and target cash compensation for the named executive officers. The 2013 and 2014 base salaries and target cash compensation are set forth below:

	Base Salary		Target Cash Compensation
	2013	2014	2013	2014
Michael A. Bradley	$756,000	$756,000	$1,512,000	$1,512,000
Gregory R. Beecher	450,000	479,251	787,500	838,689
Mark E. Jagiela	500,000	625,000	1,000,000	1,250,000
Walter Vahey	300,000	300,000	525,000	525,000
Charles J. Gray	345,000	359,598	569,250	593,337

The Compensation Committee continued to use the same goal structure for determining performance-based variable cash compensation in 2014 as in the prior eight years, but in 2014 increased the company-wide PBIT percentage target from 15% to 16% for the named executive officers:

1)	a 16% target for company-wide PBIT measured as a percentage of revenue; and

2)	performance against key operating, financial and strategic goals by each business division (other than the Wireless Test Division).

The Compensation Committee also increased the company-wide PBIT percentage target rate in 2012 (from 11.1% to 12.3%), in 2013 (from 12.3% to 15%) and again in 2014 (from 15% to 16%) to reflect the level of profitability it believes to be appropriate for the businesses in which the Company operates and the through-the-cycle profit margins in the Company’s industry. Performance against the 2014 operating, financial and strategic goals could then increase or decrease the variable cash compensation payout by up to 60%. The operating, financial and strategic goals for 2014 included market share gains, revenue goals, profit margin targets, strategic customer wins and new product launches in the Company’s various business units. The maximum variable cash compensation payout for the named executive officers was 200% of the target amount.

In January 2015, the Compensation Committee reviewed the Company’s performance against its 2014 performance-based variable cash compensation targets. The divisions’ performances varied from 75% to 200% of target. As an example, the variable cash compensation payout for the Semiconductor Test Division, which historically accounts for approximately 70-80% of Teradyne’s revenue and a commensurate portion of the variable cash compensation calculation for the executive officers, exceeded its PBIT percentage target which positively impacted the calculation. Once the performance of the divisions was determined, the payout for the named executive officers was calculated by applying a weighted averaging formula of the performance of all divisions.

The Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved a 142% payout of target variable cash compensation for each named executive officer (other than Mr. Robbins who was appointed as an executive officer in August 2014 and did not participate in the executive variable cash compensation program in 2014) for 2014 which, due to the different variable compensation factors for each executive officer, contributed to actual total cash compensation ranging between 17% and 21% above target, depending on the named executive officer. The three-, five-, and ten-year moving average variable cash compensation payouts have been 146%, 167%, and 120%, respectively, of the target amount with a range of 39% to 200% for individual years within the ten year period. The payout amounts of 2014 performance-based variable cash compensation for each named executive officer can be found under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2014 Equity Awards

In January 2014, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved the 2014 equity awards for the named executive officers, other than Mr. Bradley who retired in January 2014. The Compensation Committee and the independent members of the Board adjusted the mix of equity by increasing performance-based RSUs from 40% to 50%, decreasing non-qualified stock options from 20% to 10%, and retaining time-based RSUs at 40% of the 2014 equity award.

For 2014, the Compensation Committee changed the performance targets for the performance-based RSUs. In prior years, the performance-based RSU targets were the same as the variable cash compensation targets – that is a mix of short-term profitability and long-term operational and strategic goals. For 2014, the Compensation Committee established a relative total shareholder return (“TSR”) formula measured at the end of a three-year performance period (using a 45-day price averaging method at both the beginning and the end of the three-year performance period). Teradyne’s TSR performance will be measured against the Philadelphia Semiconductor Index (ticker symbol: SOX) which consists of 30 companies in the semiconductor device and capital equipment industries. The Compensation Committee chose the Company’s relative TSR performance as the measure for performance-based RSUs because it believes that this measure is consistent with the Company’s long-term goal to outperform the semiconductor industry with better than average profitability and growth rate, each of which the Company believes will be reflected in return to shareholders. The TSR-based equity awards will continue to align the interests of executive officers with the interests of shareholders and provide a significant incentive for the executive officers to focus on increasing long-term shareholder value. Teradyne’s TSR percentage point gain minus that of the SOX at the end of the three-year period will determine the number of performance-based RSUs earned. The TSR measurement allows for payment from 0% to 200% based on underperforming or exceeding the SOX’s three-year return. The number of performance-based RSUs (“PRSU”) that may be paid out based on relative TSR performance is illustrated below:

The final number of performance-based RSUs awarded will be determined by the Compensation Committee and the independent members of the Board upon the completion of the three-year performance period. All of the performance-based RSUs earned will vest at the end of the three-year performance period. No performance-based RSUs will vest if the named executive officer is no longer an employee at the end of the three-year period; provided, however, if the named executive officer’s employment ends prior to the determination of the performance percentage due to (1) permanent disability or death or (2) retirement or termination other than for cause, after attaining both at least age sixty and at least ten years of service, then the named executive officer’s performance-based RSUs (based on the actual performance percentage achieved on the determination date) will vest on the date the performance percentage is determined.

To maintain a competitive equity compensation level relative to the competitive market, the 2014 equity award values at target for named executive officers increased 29% from the 2013 equity award values at target. Mr. Jagiela’s 2014 equity award increased 61.3% (based on the stock price on the date of grant) in connection with his promotion to Chief Executive Officer. The awards for Messrs. Beecher, Vahey and Gray were increased 9.0%, 0.0%, and 8.9% (in each case, for purposes of restricted stock units, based on the stock price on the date of grant), respectively. As Mr. Bradley was retiring as Chief Executive Officer effective January 31, 2014, the Board did not grant Mr. Bradley an equity award in January 2014.

The specific number of RSUs was calculated based upon the closing market price of the Company’s common stock on the grant date and the specific number of options was calculated based upon the Black-Scholes grant date fair value. The table below sets forth the grant date equity values of the 2014 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs	Number of Performance- based RSUs at Target	Number of Stock Options	Value of Time-based RSUs	Value of Performance- based RSUs at Target (1)	Value of Stock Options	Total Equity Value
Mark E. Jagiela	52,193	65,241	45,538	$1,000,018	$1,439,216	$250,004	$2,689,238
Gregory R. Beecher	27,318	34,148	23,835	$523,413	$753,305	$130,854	$1,407,572
Walter G. Vahey	9,499	11,874	8,288	$182,001	$261,940	$45,501	$489,442
Charles J. Gray	13,071	16,338	11,404	$250,440	$360,416	$62,608	$673,464

(1)	The values shown above for the performance-based RSUs are based on the stochastic “Monte Carlo” simulation method rather than on the stock price on the date of grant. However, the Compensation Committee decided to continue to use the stock price on the date of grant method as its calculation of the value of the grant for purposes of comparison with the equity values for peer companies and with prior year equity values for the named executive officers. This methodology used by the Compensation Committee creates a 13% lower valuation for performance-based RSUs and 7% lower valuation for all equity.

The grant date for the 2014 equity awards approved by the Compensation Committee was January 24, 2014. The 2014 time-based RSU grants for all employees, including named executive officers, vest in equal amounts annually over four years, commencing on the first anniversary of the grant. The performance-based RSUs for 2014 vest on the third anniversary of the grant date with the number of performance-based RSUs that vest based upon the determination of Teradyne’s TSR performance relative to the SOX as described above. The stock option grants vest in equal amounts annually over four years, commencing on the first anniversary of the grant date, and have a term of seven years from the date of grant.

The number of performance-based RSUs granted is disclosed in the Grants of Plan Based Awards Table and the value of the performance-based shares granted for each named executive officer is disclosed in the footnotes to the column “Stock Awards” in the Summary Compensation Table.

2015 Executive Compensation

From November 2014 to January 2015, the Compensation Committee conducted its annual assessment of executive compensation. The Compensation Committee evaluated the performance of the named executive officers during 2014 and concluded that the Company had:

•	Achieved revenue of $1.65 billion;

•	Continued its industry-leading profitability and free cash flow;

•	Achieved market share gains in its principal markets, including SOC and wireless test; and

•	Performed significantly better than its competitors while continuing to invest for long-term future growth.

In addition to evaluating the Company’s performance during 2014, the Compensation Committee directed its compensation consultant, Compensia, to assess executive compensation for 2015 using the compensation peer group and the Radford survey data. The Compensation Committee also took into account the positive results of the shareholder advisory vote on executive compensation by continuing to focus on performance-based compensation.

2015 Target Cash Compensation

The Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved increases in the 2015 base salaries and target cash compensation for certain of the named executive officers to align cash compensation with the industry and the competitive market. The 2014 and 2015 base salaries and target cash compensation for the named executive officers are set forth below:

	Base Salary		Target Cash Compensation
	2014	2015	2014	2015
Mark E. Jagiela	$625,000	$730,660	$1,250,000	$1,461,321
Gregory R. Beecher	479,251	485,000	838,689	873,000
Walter G. Vahey	300,000	310,000	525,000	542,500
Bradford B. Robbins (1)	316,200	322,400	541,880	564,200
Charles J. Gray	359,598	365,000	593,337	620,500

(1)	Mr. Robbins’ base salary was $310,000 from January 1, 2014 to June 30, 2014 and $322,400 from July 1, 2014 to December 31, 2014. Mr. Robbins’ target cash compensation was $527,000 from January 1, 2014 to June 30, 2014 and $548,080 from July 1, 2014 to December 31, 2014.

The independent members of the Board increased Mr. Jagiela’s base salary by 16.9% and retained his performance-based variable cash compensation target at 100% of his annual base salary. The Compensation Committee increased the base salaries of Messrs. Beecher, Vahey and Gray by 1.2%, 3.3% and 1.5%, respectively. The Compensation Committee increased the performance-based variable cash compensation target for Mr. Beecher from 75% to 80% of his annual base salary and the performance-based variable cash compensation target for Mr. Gray from 65% to 70% of his annual base salary. Mr. Vahey retained his performance-based variable cash compensation target at 75% of his annual base salary. In connection with his promotion to President, Wireless Test Division, the Compensation Committee transitioned Mr. Robbins from the Wireless Test bonus plan to the performance-based variable cash compensation plan with a target bonus of 75% of his annual base salary in line with industry practice and the competitive market.

The Compensation Committee continued to use the same structure for determining performance-based variable cash compensation as in 2014, but decreased the company-wide PBIT goal from 16% to 15% to reflect the level of long-term profitability it believes to be currently appropriate for the mix of businesses in which the Company operates. The variable cash compensation for Messrs. Jagiela, Beecher and Gray is calculated by applying a weighted averaging formula of the performance of all divisions. The variable cash compensation formula for Messrs. Vahey and Robbins is split equally between (a) the weighted average formula of the performance of all divisions and (b) the performance of their respective divisions (System Test for Mr. Vahey and Wireless Test for Mr. Robbins).

The business and financial objectives for 2015 include market share gains, profit margin targets, revenue and bookings targets, market penetration with new products and product development milestones in the Company’s various business units. The Compensation Committee believes these business and financial objectives effectively balance short-term profitability with long-term investment and growth. The maximum variable cash compensation payout for the named executive officers remains 200% of the target amount.

2015 Equity Award

In January 2015, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved equity awards for the named executive officers. The Compensation

Committee and independent members of the Board retained the same mix of time-based RSUs (40%), performance-based RSUs (50%) and non-qualified stock options (10%) as used in the 2014 equity awards for the 2015 equity awards.

As in 2014, the 2015 performance-based RSUs are calculated using a relative total shareholder return (“TSR”) formula measured at the end of a three-year performance period as described above in “2014 Equity Award”.

The final number of performance-based RSUs awarded will be determined by the Compensation Committee and the independent members of the Board, as applicable, upon the completion of the three-year performance period. All of the performance-based RSUs earned will vest at the end of the three-year performance period. No performance-based RSUs will vest if the named executive officer is no longer an employee at the end of the three-year period; provided, however, if the named executive officer’s employment ends prior to the determination of the performance percentage due to (1) permanent disability or death or (2) retirement or termination other than for cause, after attaining both at least age sixty and at least ten years of service, then the named executive officer’s performance-based RSUs (based on the actual performance percentage achieved on the determination date) will vest on the date the performance percentage is determined.

To maintain a competitive equity compensation level relative to the competitive market, the 2015 equity award values at target for the named executive officers (other than Mr. Robbins who was promoted to an executive officer during 2014) were increased from the 2014 equity award values at target. Mr. Jagiela’s 2015 equity award increased 16.9%, and the awards for Messrs. Beecher, Vahey and Gray were increased 4.7%, 4.4%, and 3.0% (in each case, for purposes of restricted stock units, based on the stock price on the date of grant), respectively.

The specific number of RSUs was calculated based upon the closing market price of the Company’s common stock on the grant date and the specific number of options was calculated based upon the Black-Scholes grant date fair value. The table below sets forth the grant date equity values of the 2015 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs	Number of Performance- based RSUs at Target	Number of Stock Options	Value of Time-based RSUs	Value of Performance- based RSUs at Target (1)	Value of Stock Options	Total Equity Value
Mark E. Jagiela	64,575	80,719	65,960	$1,168,808	$1,469,893	$292,203	$2,930,904
Gregory R. Beecher	30,940	37,293	30,475	$560,014	$679,106	$135,004	$1,374,124
Walter G. Vahey	10,498	13,122	10,723	$190,014	$238,952	$47,503	$476,469
Bradford B. Robbins	10,498	13,122	10,723	$190,014	$238,952	$47,503	$476,469
Charles J. Gray	14,255	17,818	14,560	$258,016	$324,466	$64,501	$646,983

(1)	The values shown for the performance-based RSUs are based on the stochastic “Monte Carlo” simulation method. However, the Compensation Committee decided to continue to use the stock price on the date of grant methodology as its calculation of the value of the awards for purposes of comparison with the equity values for peer companies and with prior year equity values for the named executive officers. This methodology used by the Compensation Committee creates less than a 1% lower valuation for performance-based RSUs and less than a 1% lower valuation for all equity.

The grant date for the 2015 equity grants approved by the Compensation Committee was January 30, 2015. The time-based RSU awards for all employees, including named executive officers, vest in equal amounts annually over four years, commencing on the first anniversary of the date of grant. The performance-based RSUs for 2015 vest on the third anniversary of the grant date with the number of performance-based RSUs that vest based upon the determination of Teradyne’s TSR performance relative to the SOX as described above. The stock options vest in equal amounts annually over four years, commencing on the first anniversary of the date of grant, and have a term of seven years from the date of grant.

Compensation Committee Report

The Compensation Discussion and Analysis has been reviewed with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Teradyne’s Annual Report on Form 10-K for the year ended December 31, 2014.

COMPENSATION COMMITTEE

Timothy E. Guertin (Chair)

Daniel W. Christman

Roy A. Vallee

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Executive Compensation Tables

Summary Compensation Table for 2014

The table below summarizes the total compensation paid or earned by each of the named executive officers during the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Mark E. Jagiela (8)	2014	$625,000	$114,038	$2,439,234	$250,004	$887,500	$83,659	$12,589	$4,412,024
Chief Executive Officer	2013	$500,000	$64,410	$1,240,012	$310,005	$710,000	$(28,808)	$12, 221	$2,807,840
	2012	$405,000	$58,358	$795,022	$198,753	$464,738	$37,507	$11,873	$1,971,251

Michael A. Bradley (9)	2014	$126,654	$14,200	$191,464	$—	$89,460	$2,630,797	$1,939	$3,054,514
Former Chief Executive Officer	2013	$756,000	$97,388	$2,160,020	$540,000	$1,073,520	$195,769	$23,267	$4,845,964
	2012	$720,000	$118,570	$1,771,410	$442,853	$1,101,600	$1,413,692	$20,638	$5,588,763

Gregory R. Beecher	2014	$479,251	$76,514	$1,276,718	$130,854	$510,402	$—	$43,231	$2,516,970
Vice President, Chief Financial Officer & Treasurer	2013	$450,000	$50,273	$960,016	$240,001	$479,250	$—	$38,966	$2,218,506
	2012	$415,000	$59,799	$795,022	$198,753	$476,213	$—	$39,768	$1,984,555

Walter G. Vahey	2014	$300,000	$47,896	$443,941	$45,501	$319,500	$—	$12,267	$1,169,105
President, System Test Group	2013	$300,000	$33,815	$364,022	$91,003	$319,500	$—	$11,523	$1,119,863
	2012	$255,256	$31,322	$250,013	$—	$307,500	$—	$10,854	$854,945

Bradford B. Robbins	2014	$316,200	$—	$460,012	$—	$108,642	$788,656	$2,274	$1,675,784
President, Wireless Test Division

Charles J. Gray	2014	$359,598	$54,130	$610,856	$62,608	$331,909	$—	$13,163	$1,432,264
Vice President, General Counsel & Secretary	2013	$337,813	$36, 665	$460,004	$115,004	$318, 435	$—	$13,177	$1,281,098
	2012	$322,202	$44,562	$426,056	$106,511	$326,196	$—	$12,855	$1,238,382

(1)	The amounts reported in the “Salary” column represent the annual base salary for each named executive officer, which is paid monthly. The amount reported in the “Salary” column for Mr. Bradley includes fees earned as a non-employee director of $63,654. Mr. Bradley’s fees earned as a non-employee director in 2014 are also included above in “Director Compensation Table for 2014”.
(2)	The amounts reported in the “Bonus” column represent amounts earned under the Cash Profit Sharing Plan.
(3)	The amounts reported in the “Stock Awards” column represent the fair value of the time-based and performance-based RSU awards on the date of grant calculated in accordance with FASB ASC Topic 718. Performance-based RSUs are valued at the grant date based upon the probable outcome of the related performance conditions. Therefore, the amounts reported in the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The maximum value of these performance-based RSUs, assuming the highest level of performance conditions is achieved, is as follows for 2014, 2013 and 2012, respectively: Mr. Jagiela: $2,878,432, $1,240,012, and $795,022; Mr. Bradley: N/A, $2,160,020, and $1,771,410; Mr. Beecher: $1,506,610, $960,016, and $795,022; Mr. Vahey: $523,880, $364,022, and N/A; Mr. Robbins: N/A, N/A, and N/A; and Mr. Gray: $720,832, $460,004, and $426,056. The final number of performance-based RSUs awarded in 2014 will be determined by the Compensation Committee and the independent members of the Board upon the completion of the three-year performance period pursuant to the TSR formula described above in “2014 Equity Awards”. Based on the achievement against the performance conditions, the actual value of the performance-based RSUs awarded in 2013 is as follows: Mr. Bradley: $2,160,020; Mr. Beecher: $960,016; Mr. Jagiela: $1,240,012; Mr. Vahey: $364,022; and Mr. Gray: $460,004. Based on the achievement against the performance metrics, the actual value of the performance-based RSUs awarded in 2012 is as follows: Mr. Bradley: $1,771,410; Mr. Beecher: $795,022; Mr. Jagiela: $795,022; and Mr. Gray: $426,056. For a discussion of the assumptions underlying this valuation, please see Note N to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2014. The amount reported in the “Stock Awards” column for Mr. Bradley for 2014 includes an equity award received as a non-employee director with a fair value of $191,464. Mr. Bradley’s equity earned as a non-employee director in 2014 is also included above in “Director Compensation Table for 2014”.

(4)	The amounts reported in the “Option Awards” column represent the fair value of the award on the date of grant calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions underlying this valuation, please see Note N to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2014.
(5)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent amounts earned under the variable cash compensation program for services performed.
(6)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the present value of pension benefits accrued. See also the disclosure below in “Retirement and Post-Employment Tables”. Not included in this column are earnings on the Supplemental Saving Plan in which certain of the named executive officers participate, as earnings and losses under that plan are determined in the same manner and at the same rate as externally managed investments. See the “Nonqualified Deferred Compensation Table for 2014”.
(7)	The amounts reported in the “All Other Compensation” column represent the following amounts for 2014 for the named executive officers:

	Company Contributions to Defined Contribution Plans	Value of Life Insurance Premiums	Total-All Other Compensation
Michael A. Bradley	$0	$1,939	$1,939
Gregory R. Beecher	37,198	6,033	43,231
Mark E. Jagiela	10,400	2,189	12,589
Walter G. Vahey	10,400	1,867	12,267
Bradford B. Robbins	0	2,274	2,274
Charles J. Gray	10,400	2,763	13,163

(8)	Mr. Jagiela succeeded Mr. Bradley as Chief Executive Officer of the Company effective February 1, 2014.
(9)	Mr. Bradley retired as Chief Executive Officer of the Company effective January 31, 2014 and became a non-employee director effective February 1, 2014. The Board did not grant Mr. Bradley an equity award as an executive officer in January 2014. The amounts reported in the “Salary” and “Stock Awards” columns for Mr. Bradley for 2014 include fees earned as a non-employee director of $63,654 and an equity award received as a non-employee director with a fair value of $191,464. Mr. Bradley’s fees and equity award as a non-employee director in 2014 are also included above in “Director Compensation Table for 2014”.

Grants of Plan-Based Awards Table for 2014

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended December 31, 2014.

	Grant Date	Type of Award (1)		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark E. Jagiela	1/1/2014	VC	(2)	$—	$625,000	$1,250,000	—	—	—	—	—	—	—
	1/24/2014	PRSU	(3)	$—	$—	$—	—	65,241	130,482	—	—	—	$1,439,216
	1/24/2014	RSU	(4)	$—	$—	$—	—	—	—	52,193	—	—	$1,00,018
	1/24/2014	SO		$—	$—	$—	—	—	—	—	45,538	$19.16	$250,004

Michael A. Bradley	1/1/2014	VC	(2)	$—	$756,000	$1,512,000	—	—	—	—	—	—	—
	2/3/2014	DRSU	(5)	$—	$—	$—	—	—	—	2,265	—	—	$41,450
	5/20/2014	DRSU	(6)	$—	$—	$—	—	—	—	8,442	—	—	$150,014

Gregory R. Beecher	1/1/2014	VC	(2)	$—	$359,438	$718,877	—	—	—	—	—	—	—
	1/24/2014	PRSU	(3)	$—	$—	$—	—	34,148	68,296	—	—	—	$753,305
	1/24/2014	RSU	(4)	$—	$—	$—	—	—	—	27,318	—	—	$523,413
	1/24/2014	SO		$—	$—	$—	—	—	—	—	23,835	$19.16	$130,854

Walter G. Vahey	1/1/2014	VC	(2)	$—	$225,000	$450,000	—	—	—	—	—	—	—
	1/24/2014	PRSU	(3)	$—	$—	$—	—	11,874	23,748	—	—	—	$261,940
	1/24/2014	RSU	(4)	$—	$—	$—	—	—	—	9,499	—	—	$182,001
	1/24/2014	SO		$—	$—	$—	—	—	—	—	8,288	$19.16	$45,501

Bradford B. Robbins	1/1/2014	VC	(2)	$—	$225,680	$451,360	—	—	—	—	—	—	—
	1/24/2014	RSU	(4)	$—	$—	$—	—	—	—	24,009	—	—	$460,012

Charles J. Gray	1/1/2014	VC	(2)	$—	$233,739	$467,477	—	—	—	—	—	—	—
	1/24/2014	PRSU	(3)	$—	$—	$—	—	16,338	32,676	—	—	—	$360,416
	1/24/2014	RSU	(4)	$—	$—	$—	—	—	—	13,071	—	—	$250,440
	1/24/2014	SO		$—	$—	$—	—	—	—	—	11,404	$19.16	$62,608

(1)	Type of Award:
VC – Variable Cash Compensation
PRSU – Performance-based Restricted Stock Units
RSU – Time-based Restricted Stock Units
DRSU – Non-employee Director Restricted Stock Units
SO – Stock Options
(2)	The amounts reported represent the threshold, target and maximum payout levels for the variable cash compensation awards; the actual payouts are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Bradley retired on January 31, 2014 and, therefore, received only a pro rata share of his 2014 variable cash compensation award for the month of January 2014.
(3)	The amounts reported represent the target and maximum number of performance-based RSUs granted in 2014. The final number of performance-based RSUs awarded in 2014 will be determined by the Compensation Committee and the independent directors upon the completion of the three-year performance period pursuant to the TSR formula described above in “2014 Equity Award.”
(4)	The time-based RSUs granted in 2014 vest in equal amounts annually over four years, commencing on the first anniversary of the date of grant.
(5)	Mr. Bradley was granted an equity award as a new non-employee director on February 3, 2014 of 2,265 time-based restricted stock units having a fair market value of $41,450, which is equal to $140,000 pro-rated daily to reflect the period between Mr. Bradley’s date of becoming a non-employee director and the date of the next annual board grant in May 2014; these restricted stock units vested in full on May 20, 2014.
(6)	Mr. Bradley was granted an annual equity award as a non-employee director on May 20, 2014 of 8,442 time-based restricted stock units; these restricted stock units vest in full on May 20, 2015.

Outstanding Equity Awards at Fiscal Year-End Table for 2014

The following table sets forth information concerning the outstanding equity awards held by the named executive officers at fiscal year-end, December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark E. Jagiela	20,808	6,936	(1)	$16.23	01/28/18
	14,507	14,508	(2)	$16.95	01/27/19
	12,726	38,178	(3)	$16.56	01/25/20
	—	45,538	(4)	$19.16	01/24/21
						17,283	$342,031	(5)
						35,178	$696,173	(6)
						84,240	$1,667,110	(7)
						117,434	$2,324,019	(8)
Michael A. Bradley	46,290	15,431	(1)	$16.23	01/28/18
	32,325	32,325	(2)	$16.95	01/27/19
	22,167	66,503	(3)	$16.56	01/25/20
						38,448	$760,886	(5)
						78,381	$1,551,160	(6)
						146,742	$2,904,024	(7)
						8,442	$167,067	(9)
Gregory R. Beecher	—	6,936	(1)	$16.23	01/28/18
	—	14,508	(2)	$16.95	01/27/19
	—	29,557	(3)	$16.56	01/25/20
	—	23,835	(4)	$19.16	01/24/21
						17,283	$342,031	(5)
						35,178	$696,173	(6)
						65,220	$1,290,704	(7)
						61,466	$1,216,412	(8)
Walter G. Vahey	—	11,208	(3)	$16.56	01/25/20
	—	8,288	(4)	$19.16	01/24/21
						3,398	$67,246	(5)
						7,375	$145,951	(6)
						24,732	$489,446	(7)
						21,373	$422,972	(8)
Bradford B. Robbins	—	—		—	—
						3,605	$71,343	(5)
						7,670	$151,789	(6)
						17,890	$354,043	(7)
						24,009	$475,138	(8)
Charles J. Gray	—	3,524	(1)	$16.23	01/28/18
	—	7,775	(2)	$16.95	01/27/19
	—	14,163	(3)	$16.56	01/25/20
	—	11,404	(4)	$19.16	01/24/21
						8,781	$173,776	(5)
						18,852	$373,081	(6)
						31,251	$618,457	(7)
						29,409	$582,004	(8)

(1)	For each named executive officer, the vesting dates for options granted on January 28, 2011 are twenty-five percent (25%) of the options vested on each of January 28, 2012, January 28, 2013 and January 28, 2014 and twenty-five percent (25%) will vest on January 28, 2015.
(2)	For each named executive officer, the vesting dates for options granted on January 27, 2012 are twenty-five percent (25%) of the options vested on each of January 27, 2013 and January 27, 2014 and twenty-five percent (25%) will vest on each of January 27, 2015 and January 27, 2016.
(3)	For each named executive officer, the vesting dates for options granted on January 25, 2013 are twenty-five percent (25%) of the options vested on January 25, 2014 and twenty-five percent (25%) will vest on each of January 25, 2015, January 25, 2016 and January 25, 2017.
(4)	For each named executive officer, the vesting dates for options granted on January 24, 2014 are twenty-five percent (25%) of the options will vest on each of January 24, 2015, January 24, 2016, January 24, 2017, and January 24, 2018.
(5)	For each named executive officer, the vesting dates for RSUs granted on January 28, 2011 are twenty-five percent (25%) of the RSUs vested on each of January 28, 2012, January 28, 2013 and January 28, 2014 and twenty-five percent (25%) will vest on January 28, 2015.

(6)	For each named executive officer, the vesting dates for RSUs granted on January 27, 2012 are twenty-five percent (25%) of the RSUs vested on each of January 27, 2013 and January 27, 2014 and twenty-five percent (25%) will vest on each of January 27, 2015 and January 27, 2016.
(7)	For each named executive officer, the vesting dates for RSUs granted on January 25, 2013 are twenty-five percent (25%) of the RSUs vested on January 25, 2014 and twenty-five percent (25%) will vest on each of January 25, 2015, January 25, 2016, and January 25, 2017.
(8)	For each named executive officer, the vesting dates for time-based RSUs granted on January 24, 2014 are twenty-five percent (25%) of the RSUs will vest on each of January 24, 2015, January 24, 2016, January 24, 2017, and January 24, 2018. These RSUs totals include the performance-based RSUs awarded in 2014 at target. The final number of performance-based RSUs awarded in 2014 will be determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date pursuant to the TSR formula described above in “2014 Equity Award”. The performance-based RSUs earned will vest at the end of the three-year measurement period.
(9)	Mr. Bradley’s annual non-employee director RSU grant vests in full on May 20, 2015, the one-year anniversary of the date of grant.

Option Exercises and Stock Vested Table for 2014

The named executive officers exercised stock options during 2014. The following table shows: (1) the number of shares acquired upon exercise of stock options and the value realized on exercise during 2014; and (2) the number of shares acquired as a result of the vesting of RSUs and the value realized on vesting during 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark E. Jagiela	31,098	$335,398	85,705	$1,624,385
Michael A. Bradley	197,007	$2,360,793	179,674	$3,403,140
Gregory R. Beecher	60,716	$333,742	79,363	$1,504,394
Walter G. Vahey	3,735	$13,494	20,210	$382,900
Bradford B. Robbins	—	$—	17,773	$336,889
Charles J. Gray	31,114	$163,635	40,401	$765,815

Retirement and Post-Employment Tables

Pension Benefits Table for 2014

The Company offers a qualified Retirement Plan and a non-qualified SERP. In 1999, the Company discontinued both plans to new members. At that time, all employees were offered the choice to remain in the Retirement Plan and continue to accrue benefits, or opt for an additional match in the 401k Plan, in lieu of participation in the Retirement Plan. Approximately fifty percent (50%) of the employees elected to remain in the Retirement Plan. One hundred sixty-seven current employees continue to accrue benefits in the Retirement Plan and only sixteen in the SERP. In November 2009, the Board voted to freeze the benefits under the Retirement Plan for any employee, including Mr. Bradley and Mr. Robbins, who participated in both the Retirement Plan and the final average pay variant of the SERP. These employees continue to receive the same retirement benefits, but through the SERP rather than through accruals in the Retirement Plan. Mr. Jagiela is also entitled to benefits under the Retirement Plan but, as of January 1, 2000, is no longer accruing additional benefits under that plan.

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s eligible earnings are based on the employee’s highest consecutive 60 months of actual base salary, actual cash profit sharing and target variable compensation and actual years of service. The resulting benefit is then reduced by the benefit payable from the Retirement Plan.

There is no provision in the SERP to grant extra years of credited service. To calculate the present value of the accumulated benefit, Teradyne’s actuaries used the same assumptions as used in Teradyne’s financial statements for the fiscal year ended December 31, 2014, a discount rate of 3.7% for the Retirement Plan and 3.65% for the SERP.

Similar to most pension plans, Teradyne’s Retirement Plan was designed such that the annual present value of the accrued benefit associated with the plan increases significantly as an employee both approaches retirement and increases his or her years of service. Other factors which can influence year-on-year changes include one-time items such as discount rate changes, information updates, or mortality rate changes.

The table below shows the present value, as of December 31, 2014, of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Plan and SERP. Although Messrs. Bradley, Jagiela and Robbins are no longer accruing additional benefits under the Retirement Plan, each is entitled to benefits under the Retirement Plan and, based on the actuarial assumptions used this year, each shows a Change in Pension Value in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)
Michael A. Bradley (1)	Retirement Plan	31.00	$$952,698
	SERP	35.00	$10,307,370
Gregory R. Beecher	Retirement Plan	—	$—
	SERP	—	$—
Mark E. Jagiela (2)	Retirement Plan	17.61	$281,320
	SERP	—	$—
Walter G. Vahey	Retirement Plan	—	$—
	SERP	—	$—
Bradford B. Robbins (3)	Retirement Plan	30.00	$516,251
	SERP	35.00	$1,626,135
Charles J. Gray	Retirement Plan	—	$—
	SERP	—	$—

(1)	The years of creditable service for Mr. Bradley were capped in 2009 with respect to the Retirement Plan. Mr. Bradley retired as Chief Executive Officer effective January 31, 2014.
(2)	The years of creditable service for Mr. Jagiela were capped in 1999 with respect to the Retirement Plan.
(3)	The years of creditable service for Mr. Robbins were capped in 2009 with respect to the Retirement Plan.

Nonqualified Deferred Compensation Table for 2014

The Company maintains the Supplemental Savings Plan which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the 401k Plan and to receive supplemental matching contributions from the Company. In addition, employees who participate in the variable cash compensation plan may defer up to 85% of each year’s variable cash compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or “highly compensated employees” as defined in ERISA. In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability, or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by Section 409A of the Code regarding when participants will receive distributions under the Supplemental Savings Plan.

Because the Supplemental Savings Plan is intended to be an ERISA excess plan, the investment options available to participants are similar to those provided in the 401k Plan. Employees select the investment options from a portfolio of mutual funds. The earnings are credited based on the actual performance of the selected mutual funds.

The table below shows the aggregate balance of the deferred compensation amounts in the Supplemental Savings Plan for each named executive officer, as of December 31, 2014.

Name	Executive Contributions in 2014 (1)	Employer Contributions in 2014 (2)	Aggregate Earnings in 2014	Aggregate Withdrawals / Distributions	Aggregate Balance at 12/31/2014
Michael A. Bradley	$0	$0	$90,209	$2,466,253	$0
Gregory R. Beecher	49,772	26,798	132,819	0	1,845,257
Mark E. Jagiela	0	0	(6,728)	31,922	319,156
Walter G. Vahey	0	0	0	0	0
Bradford B. Robbins	0	0	71,763	0	717,460
Charles J. Gray	0	0	0	0	0

(1)	The following table lists the amounts of each named executive officer’s contributions that were previously reported in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns:

Amounts Contributed by Executive, 2014, 2013 & 2012 Included in Summary Compensation Table

	Michael A. Bradley	Gregory R. Beecher	Mark E. Jagiela	Walter G.Vahey	Bradford B. Robbins	Charles J. Gray
2014	$0	$49,772	$0	$0	$0	$0
2013	37,937	46,201	0	0	0	0
2012	40,190	79,076	0	0	0	0
Prior to 2012	1,568,416	754,644	213,240	0	364,635	0
Total Employee Contributions	$1,646,543	$929,693	$213,240	$0	$364,635	$0

(2)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

Post-Termination Compensation Table

Change in Control Agreements

Teradyne maintains Change in Control Agreements with each of the named executive officers (the “Change in Control Agreements”). Under the Change in Control Agreements, in the event the employment of a named executive officer is terminated without “Cause” or the named executive officer terminates his employment for “Good Reason” (each as defined in the agreement) within two years following a defined change in control of Teradyne, he will receive the following payments and/or benefits:

•	Immediate vesting of all outstanding and unvested equity awards (for performance-based equity awards, the vesting will be calculated assuming payout at the target level);

•	Cash awards for the year of termination calculated at the target level and pro-rated up to the date of termination;

•	Salary continuation for two years based on the named executive officers’ annual target cash compensation at the time of termination; and

•	Health, dental and vision plan insurance coverage for two years.

The Change in Control Agreements provide that the salary continuation may be suspended and prior payments recouped if the two-year non-competition and non-solicitation covenants contained in the Change in Control Agreement are breached.

Mr. Beecher’s Change in Control Agreement, entered into in 2007, provides for a tax gross-up payment in the amount necessary, so that the net amount retained by him (after reduction for (i) any excise tax and (ii) any federal, state or local tax on the tax gross-up payment) is equal to the amount of the payments under the agreement other than the tax gross-up payment. However, as reflected in the table on page 52, had a termination in connection with a change in control occurred on December 31, 2014, no tax gross-up would have been payable to Mr. Beecher. No other Change in Control Agreement includes a provision for a tax gross-up payment.

Other Arrangements

Other than the Chief Executive Officer, none of the named executive officers has a severance agreement. Upon his appointment as Chief Executive Officer, Mr. Jagiela entered into a Separation Agreement, the terms of which are set forth in the “Compensation Discussion and Analysis” section of this proxy statement. Teradyne has a standard severance practice under which, the Company may in its discretion, offer severance payments to an employee, including a named executive officer, generally based on length of service. Any severance payments to named executive officers are conditioned upon the named executive officer’s entering into a written severance agreement containing customary obligations, such as, non-competition, non-solicitation, non-disparagement and/or confidentiality obligations, and releasing Teradyne from any claims.

The Company provides certain benefits to its retirees. Based on age and service, Messrs. Bradley, Beecher and Robbins qualify for these broad-based employee benefits. At retirement, they will be eligible to receive a pro-rated amount of variable cash compensation at target through the date of their retirement. In addition, most retirees can continue in the health, dental and vision programs at a partially subsidized rate. The Pension Benefits Table lists the present value of accumulated benefits for Messrs. Bradley, Beecher and Robbins as of December 31, 2014. Upon his retirement as Chief Executive Officer, Mr. Bradley entered into a Retirement Agreement, the terms of which are set forth in the “Compensation Discussion and Analysis” section of this proxy statement.

Potential Payments upon Termination or Termination Following a Change in Control

The following provides the details of potential payments and benefits that would be received by the named executive officers in the event of a termination of employment, had the termination of employment occurred on December 31, 2014. The following table does not reflect payments or benefits that are generally available to all salaried employees under standard company policies or benefits, such as the standard severance policy, subsidized rates for health, dental and vision programs for retirees, long-term disability and life insurance.

	Reason for Termination (1)	Salary Continuation	Pro-rated Variable Cash Compensation (2)	Benefits Continuation	Value of Accelerated Unvested Equity (3)	Total
Mark E. Jagiela	Change in Control	$2,500,000	$625,000	$34,887	$5,247,230	$8,407,118
	Not for Cause	$2,500,000	$—	$34,887	$4,119,618	$6,654,505
	Disability (4)	$2,500,000	$—	$—	$4,358,997	$6,858,997
	Death	$—	$—	$—	$4,358,997	$4,358,997

Gregory R. Beecher	Change in Control (5)	$1,677,379	$359,438	$35,795	$3,721,699	$5,794,311
	Disability	$—	$—	$—	$3,256,786	$3,256,786
	Death	$—	$—	$—	$3,256,786	$3,256,786

Bradford B. Robbins	Change in Control	$1,096,160	$225,680	$23,211	$1,052,313	$2,397,365
	Disability	$—	$—	$—	$1,052,313	$1,052,313
	Death	$—	$—	$—	$1,052,313	$1,052,313

Walter G. Vahey	Change in Control	$1,050,000	$225,000	$36,197	$1,167,039	$2,478,236
	Disability	$—	$—	$—	$1,005,379	$1,005,379
	Death	$—	$—	$—	$1,005,379	$1,005,379

Charles J. Gray	Change in Control	$1,186,673	$233,739	$36,197	$1,834,876	$3,291,485
	Disability	$—	$—	$—	$1,612,440	$1,612,440
	Death	$—	$—	$—	$1,612,440	$1,612,440

(1)	None of the named executive officers has an agreement to receive any salary continuation, variable cash compensation, benefits continuation, acceleration of equity or other payment in the event such named executive officer voluntarily terminates his or her employment with Teradyne without “Good Reason” or if the employment of that named executive officer is terminated by Teradyne for cause.

(2)	The amounts reported in this column for Change in Control represent pro-rated variable cash compensation at target for each of the named executive officers.
(3)	The Change in Control amounts represent the value of the non-performance based restricted stock and the in-the-money value of stock options that would accelerate upon termination of employment by the Company without cause or by the executive officer for good reason following a change in control. Amounts for Death or Disability represent pro-rated value of the performance based restricted stock, and full value of non-performance based restricted stock and the in-the-money value of stock options that would accelerate upon death or disability. Mr. Jagiela’s amount upon termination of employment by the Company Not for Cause represents the value of the performance based restricted stock that would continue to vest for 36 months, and non-performance based restricted stock and the in-the-money value of stock options that would continue to vest for 24 months.
(4)	Mr. Jagiela is eligible to receive a two-year severance payment to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Jagiela receives from other employment.
(5)	Mr. Beecher has the only Change in Control Agreement which provides for a tax gross-up payment as described in the above “Change of Control Agreements” section. No tax gross-up would have been payable to Mr. Beecher if he was terminated in connection with a change in control on December 31, 2014.

Mr. Bradley retired effective January 31, 2014 and entered into a Retirement Agreement, as previously discussed. Pursuant to the Retirement Agreement, in exchange for an agreement to be bound by customary non-competition and non-solicitation covenants through January 31, 2017 and entering into a standard employment release of claims, Mr. Bradley’s outstanding and unvested restricted stock units and stock options granted prior to January 31, 2014 continue to vest or remain exercisable, in each case, in accordance with their terms through January 31, 2017. A summary of these awards is contained in the “Outstanding Equity Awards at Fiscal Year-End Table”. Additionally, pursuant to the Retirement Agreement, if a change in control of the Company or Mr. Bradley’s death occurs prior to January 31, 2017, any unvested equity awards held by Mr. Bradley shall automatically become fully vested and exercisable. If one of those events had occurred on December 31, 2014, the value of Mr. Bradley’s accelerated unvested equity awards would be $5,577,592.

OTHER MATTERS

Shareholder Proposals for 2016 Annual Meeting of Shareholders

Teradyne’s bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting. For shareholders who wish to nominate a candidate for director at the 2016 Annual Meeting of Shareholders, Teradyne must receive the nomination not less than 50 days or more than 90 days prior to the meeting. In the event a shareholder is given less than 65 days’ prior notice of the meeting date (whether by notice mailed to the shareholder or through public disclosure), to be timely, the shareholder’s notice of nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which notice of the meeting date was mailed or publicly disclosed. The shareholder’s notice of nomination must provide information regarding the nominee, including name, address, occupation and shares held by the shareholder making the proposal. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s decision.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2016 Annual Meeting of Shareholders, Teradyne must receive notice within the timelines described above for director nominations. If a shareholder who wishes to present a proposal but fails to notify Teradyne in time, that shareholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2016 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to bring a proposal intended for inclusion in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2016 Annual Meeting of Shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than December 4, 2015.

It is suggested that shareholders submit their proposals either by courier or Certified Mail – Return Receipt Requested.

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail and by Teradyne’s regular employees, the Company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne has adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. To receive a separate copy of the combined annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the Company’s web site at www.teradyne.com under the “SEC Filings” section of the “Investors” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

APPENDIX A

TERADYNE, INC.

2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

(as amended through March 12, 2015)

1. Purpose and Eligibility.

The purpose of this 2006 Equity and Cash Compensation Incentive Plan (the “Plan”) of Teradyne, Inc. is to provide equity ownership and compensation opportunities in the Company (each an “Award”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries, all of whom are eligible to receive Awards under the Plan. Any person to whom an Award has been granted under the Plan is called a “Participant.” Additional definitions are contained in Section 14(a).

2. Administration.

a. Administration by Committee of Independent Members of the Board of Directors. The Plan will be administered by a committee (the “Committee”) composed solely of members of the Board of Directors of the Company that are “independent,” as defined pursuant to Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and as proscribed under Rule 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual, or any amendment, supplement or modification thereto; provided, however, that, except with respect to Awards granted to non-employee directors which shall be granted and administered by the Committee, at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder. The Committee, in its sole discretion, shall have the authority to grant Awards, to adopt, amend and repeal rules relating to the Plan, to interpret and correct the provisions of the Plan and any Award, and, subject to the limitations of the Plan, to modify and amend any Award. All decisions by the Committee shall be final and binding on all interested persons. Neither the Company nor any member of the Committee shall be liable for any action or determination relating to the Plan.

b. Delegation to Executive Officers. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Committee may determine; provided, however, that the Committee shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officer or officers. The Committee may, by a resolution adopted by the Committee, authorize one or more executive officers of the Company to do one or both of the following: (i) designate employees of the Company or of any of its subsidiaries to be recipients of Awards and (ii) determine the number, type and terms of such Awards to be received by such employees, subject to the limitations of the Plan; provided, however, that, in each case, the resolution so authorizing such officer or officers shall specify the maximum number and type of Awards such officer or officers may so award. The Committee may not authorize an officer to designate himself or herself as a recipient of any such Awards or to grant Awards to other executive officers of the Company.

3. Stock Available for Awards.

a. Number of Shares. Subject to adjustment under Section 3(c), the aggregate number of shares (the “Authorized Shares”) of the Company’s common stock, $0.125 par value per share (the “Common Stock”), that may be issued pursuant to the Plan shall be 32,000,000 shares of Common Stock. If any Award expires, is terminated, surrendered, forfeited, expires unexercised, is settled in cash in lieu of Common Stock or is exchanged for other Awards, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares of Common Stock delivered to the Company by a Participant to (i) purchase shares upon the exercise of an Award, or (ii) satisfy minimum statutory tax withholding obligations with respect to any Award shall not be added back to the number of shares available for the future grant of Awards under the Plan. All shares of Common Stock covered by an SAR shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that SARs that may be settled only in cash shall not be so counted. Shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grants of Awards. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 3(c), but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

b. Per-Participant Limit. Subject to adjustment under Section 3(c), no Participant may be granted stock-based Awards during any one fiscal year to purchase more than 2,000,000 shares of Common Stock.

c. Adjustment to Common Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, (i) the number and class of securities available for Awards under the Plan and the per-Participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding stock-based Award, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding stock-based Award shall be adjusted by the Company (or substituted Awards may be made) to the extent the Committee shall determine, in good faith, that such an adjustment (or substitution) is appropriate. If Section 11(f)(i) applies for any event, this Section 3(c) shall not be applicable.

d. Fractional Shares. No fractional shares shall be issued under the Plan and the Participant shall, at the Committee’s discretion, receive either cash in lieu of such fractional shares or a full share for each fractional share.

4. Stock Options.

a. General. The Committee may grant options to purchase Common Stock (each, an “Option”) and determine the terms and conditions of each Option, including, but not limited to (i) the number of shares subject to such Option or a formula for determining such, (ii) subject to Section 4(e) hereof, the exercise price of the Options and the means of payment for the shares, (iii) the Performance Criteria (as defined in Section 11(d)), if any, and level of achievement of such Performance Criteria that shall determine the number of shares or Options granted, issued, retainable and/or vested, (iv) the terms and conditions of the grant, issuance and/or forfeiture of the shares or Options, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

b. Incentive Stock Options. An Option that the Committee intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall be granted only to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Committee and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such.

c. Nonstatutory Stock Options. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option.”

d. Dollar Limitation. For so long as the Code shall so provide, Options granted to any employee under the Plan (and any other plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value (as defined in Section 14 and determined as of the respective date or dates of grant) of more than $100,000 (or such other limit as may be provided by the Code). To the extent that any such Incentive Stock Options exceed the $100,000 limitation (or such other limit as may be provided by the Code), such Options shall be Nonstatutory Stock Options.

e. Exercise Price. The Committee shall establish the exercise price (or determine the method by which the exercise price shall be established) at the time each Option is granted and specify the exercise price in the applicable Option agreement, provided, that the exercise price per share specified in the agreement relating to each Option granted under the Plan shall not be less than the Fair Market Value per share of Common Stock on the date of such grant. In the case of an Incentive Stock Option to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the price per share specified in the agreement relating to such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the date of grant (or such other limit as may be provided by the Code). For purposes of determining stock ownership under this subsection, the rules of Section 424(d) of the Code shall apply. Subject to Section 3(c), an Option may not be amended subsequent to its issuance to reduce the price at which it is exercisable unless such amendment is approved by the Company’s shareholders.

f. Duration of Options. Each Option shall be exercisable at such times and subject to such terms, conditions and expiration as the Committee may specify in the applicable Option agreement; provided, that no Option shall be exercisable for a period of time greater than ten (10) years from the date of grant of such Option; provided, further, that Incentive Stock Options granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall be exercisable for a maximum of five (5) years from the date of grant of such Option (or such other limit as may be provided by the Code). For purposes of determining stock ownership under this subsection, the rules of Section 424(d) of the Code shall apply.

g. Vesting of Options. At the time of the grant of an Option, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Options; provided that all Options, subject to and except as provided in Sections 11(f), 11(j), 11(l) and 13, shall have a minimum vesting period of no less than one (1) year. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

h. Exercise of Option. Options may be exercised only by delivery to the Company at its principal office address or to such transfer agent as the Company shall designate of a written notice of exercise specifying the number of shares as to which such Option is being exercised, signed by the proper person, or by notification of the Company-designated third party commercial provider (the “Third Party Commercial Provider”), in accordance with the procedures approved by the Company and to which the holder of the Option shall have ongoing access by means of accessing such person’s account maintained with the Third Party Commercial Provider, together with payment in full as specified in Section 4(i) for the number of shares for which the Option is exercised.

i. Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment:

(i) in United States dollars in cash or by check payable to order of the Company or by fund transfer from the Option holder’s account maintained with the Third Party Commercial Provider;

(ii) at the discretion of the Committee, through delivery of shares of Common Stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option, provided, that such shares were not acquired by the Participant in the prior six months;

(iii) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the Third Party Commercial Provider to pay that amount to the Company, which sale shall be at the Participant’s direction at the time of exercise; or

(iv) at the discretion of the Committee, by any combination of (i), (ii), or (iii) above.

If the Committee exercises its discretion to permit payment of the exercise price of an Incentive Stock Option by means of the methods set forth in clauses (ii), (iii) or (iv) of the preceding sentence, such discretion shall be exercised in writing in the instrument evidencing the Award of the Incentive Stock Option.

j. Notice to Company of Disqualifying Disposition. By accepting an Incentive Stock Option granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a disqualifying disposition of any stock acquired pursuant to the exercise of the Incentive Stock Options. A “disqualifying disposition” is generally any disposition occurring on or before the later of (a) the date two years following the date the Incentive Stock Option was granted or (b) the date one year following the date the Incentive Stock Option was exercised.

k. Issuances of Securities. Except as provided in Section 3(c) or as otherwise expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company. A Participant that is the holder of an Option shall not be entitled to receive dividends or dividend equivalents declared and payable prior to exercise of the Option.

5. Stock Appreciation Rights

a. General. A Stock Appreciation Right (a “SAR”) is an Award entitling the holder, upon exercise, to receive an amount in cash or Common Stock, or a combination thereof (such form to be determined by the Committee), determined solely by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date of the SAR Award.

b. Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When SARs are expressly granted in tandem with Options: (i) the SARs will be exercisable only at such time or times, and to the extent, that the related Option is exercisable, and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SARs will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of shares covered by an Option will not be terminated until and only to the extent that the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent Stock Appreciation Rights. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify in the SAR Award.

c. Terms and Conditions. The Committee shall determine all terms and conditions of a SAR Award, including, but not limited to (i) the number of shares subject to such SAR Award or a formula for determining such, (ii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested or the amount of cash payable, (iii) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (iv) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. Subject to Section 3(c), a SAR may not be amended subsequent to its issuance to reduce the price used to determine the measurement price upon exercise unless such amendment is approved by the Company’s shareholders.A Participant that is the holder of a SAR Award shall not be entitled to receive dividends or dividend equivalents. The Amendment of all SAR Awards shall be subject to Section 11(n).

d. Vesting of SAR Awards. At the time of the grant of a SAR Award, the Committee shall establish a vesting date or vesting dates with respect to such SAR Award, provided that all SAR Awards, subject to and except as provided in Sections 11(f), 11(j), 11(l) and 13, shall have a minimum vesting period of no less than one (1) year; and, provided, further, that SARs awarded in tandem with Options shall be subject to the same vesting date or vesting dates established by the Committee pursuant to Section 4(g) for such related Options and shall be exercisable only to the extent that such related Option shall then be exercisable. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

6. Restricted Stock.

a. Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock, subject to (i) delivery to the Company by the Participant of cash, a check or other sufficient legal consideration in an amount at least equal to the par value of the shares purchased, (ii) the right of the Company to repurchase or reacquire all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Committee in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for such Award (each, a “Restricted Stock Award”), and (iii) Section 6(b).

b. Terms and Conditions. A Participant that is the holder of a Restricted Stock Award, whether vested or unvested, shall be entitled to enjoy all shareholder rights with respect to the shares of Common Stock underlying such Restricted Stock Award, including the right to vote such shares. Subject to Section 6(c), the Committee shall determine all terms and conditions of any such Restricted Stock Award, including, but not limited to (i) the number of shares subject to such Restricted Stock Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. At the Committee’s election, shares of Common Stock issued in respect of a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapses, or (ii) evidenced by a stock certificate that may bear a legend indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant. All certificates registered in the name of the Participant shall, unless otherwise determined by the Committee, be deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

c. Vesting of Restricted Stock. At the time of the grant of a Restricted Stock Award, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Restricted Stock Award, which vesting dates may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Restricted Stock Awards, subject to and except as provided in Sections 11(f), 11(j), 11(l) and 13, shall have a minimum vesting period of no less than one (1) year.

7. Restricted Stock Unit.

a. Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock in the future, with the future delivery of the Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified conditions (each, a “Restricted Stock Unit”).

b. Terms and Conditions. Subject to Section 7(c), the Committee shall determine all terms and conditions of any such Restricted Stock Unit, including, but not limited to (i) the number of shares subject to such Restricted Stock Unit or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. A Participant that is the holder of a Restricted Stock Unit Award shall not be entitled to shareholder rights with respect to the Restricted Stock Units, including the right to vote such shares represented by the a Restricted Stock Unit or to receive dividends. Any dividend equivalents awarded with respect to a Restricted Stock Unit shall be subject to the same restrictions on transferability and forfeiture as the Restricted Stock Units with respect to which the dividend equivalent is paid. A Restricted Stock Unit may be settled in cash or Common Stock, as determined by the Committee, with the amount of the cash payment based on the Fair Market Value of the shares of Common Stock at the time of vesting. Any such settlements may be subject to such conditions, restrictions and contingencies as the Committee shall establish.

c. Vesting of Restricted Stock Unit. At the time of the grant of a Restricted Stock Unit, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Restricted Stock Unit, which vesting dates may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Awards of Restricted Stock Units, subject to and except as provided in Sections 11(f), 11(j), 11(l) and 13, shall have a minimum vesting period of no less than one (1) year.

8. Phantom Stock.

a. General. The Committee may grant Awards entitling recipients to receive, in cash or shares, the Fair Market Value of shares of Common Stock (“Phantom Stock”) upon the satisfaction of one or more specified conditions.

b. Terms and Conditions. Subject to Section 8(c), the Committee shall determine the terms and conditions of a Phantom Stock Award, including, but not limited to (i) the number of shares subject to or represented by such Phantom Stock Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested or the amount of cash payable, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares or Phantom Stock Award, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. A Participant may not vote the shares represented by a Phantom Stock Award. Any settlements of Phantom Stock Awards may be subject to such conditions, restrictions and contingencies as the Committee shall establish.

c. Vesting of Phantom Stock. At the time of the grant of a Phantom Stock Award, the Committee shall establish a vesting date or vesting dates with respect to such Phantom Stock Award; provided that all Phantom Stock Awards, subject to and except as provided in Sections 11(f), 11(j), 11(l) and 13, shall have a minimum vesting period of no less than one (1) year. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

9. Other Stock-Based Awards.

The Committee shall have the right to grant other Awards based upon the Common Stock and having such terms and conditions as the Committee may determine, including, without limitation, the grant of shares based upon certain conditions and/or Performance Criteria, the grant of securities convertible into Common Stock and the grant of stock units. The Committee shall determine the terms and conditions of any such Awards, including, but not limited to (i) the number of shares subject to such Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares or Award, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. At the time of the grant of an Award under this Section 9, the Committee shall establish a vesting date or vesting dates with respect to such Award, which vesting date may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Full Value Awards, subject to and except provided in Sections 11(f), 11(j), 11(l) and 13,granted under this Section 9 shall have a minimum vesting period of no less than one (1) year.

10. Cash Awards.

a. Grants. The Committee may grant cash awards (each, a “Cash Award”), either alone, in addition to, or in tandem with other Awards granted under the Plan.

b. Terms and Conditions. The Committee shall determine the terms and conditions of any such Cash Award. From time to time, the Committee shall establish administrative rules and procedures governing the administration of Cash Awards.

c. Variable Compensation Awards. A Cash Award that the Committee intends to be a “Variable Compensation Award” subject to Section 162(m) of the Code, provides a variable compensation payment each year to the Company’s executive officers and certain eligible senior employees each year based on certain Performance Criteria that may include, among other criteria, overall corporate and/or individual business group’s or division’s performance during the prior fiscal year, as determined by the Committee. Variable Compensation Awards are calculated based on a percentage of the Participant’s base annual salary (“Variable Compensation Factor”) and start at 5% for new Participants. Variable Compensation Factors are reviewed annually and typically do not exceed 100%. A newly hired executive officer or employee, who is approved for eligibility for Variable Compensation Awards, will be eligible to receive a Variable Compensation Award for their first year of employment, pro-rated from the date of hire. The Committee may rely upon the recommendation of the Company’s senior management in granting Variable Compensation Awards to eligible Participants who do not constitute executive officers of the Company, including as to the amount and terms of any such Awards and the satisfaction of Performance Criteria. No Participant may be granted Variable Compensation Awards that would result in a payment of more than $3 million during any one fiscal year.

11. General Provisions Applicable to Awards.

a. Transferability of Awards. Except as the Committee may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant, provided, however, that Nonstatutory Stock Options may be transferred to a grantor-retained annuity trust or a similar estate-planning vehicle in which the trust is bound by all provisions of the Option which are applicable to the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees of such an Option.

b. Documentation. Each Award granted under the Plan, with the exception of Cash Awards, shall be evidenced by a written Award agreement in such form as the Committee shall from time to time approve. Award agreements shall comply with the terms and conditions of the Plan and may contain such other provisions not inconsistent with the terms and conditions of the Plan as the Committee shall deem advisable. In the case of an Incentive Stock Option, the Award agreement shall contain, or refer to, such provisions relating to exercise and other matters as are required of “incentive stock options” under the Code. Award agreements may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the Participant through the Company’s normal process for communicating electronically with its employees. As a condition to receiving an Award, the Committee may require the Participant to affirmatively accept the Award and agree to the terms and conditions set forth in the Award agreement by physically and/or electronically executing the Award agreement or by otherwise physically and/or electronically acknowledging such acceptance and agreement. With or without such affirmative acceptance, however, the Committee may prescribe conditions (including the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Participant may be deemed to have accepted the Award and agreed to the terms and conditions set forth in the Award agreement.

c. Committee Discretion. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly.

d. Performance Criteria. For purposes of this Plan, the term “Performance Criteria” shall mean any one or more of the following performance criteria, applied to either the Company as a whole or to a division, business unit or Subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: cash flow; earnings per share; earnings before interest, taxes and amortization; return on equity; total shareholder return; share price performance; return on capital; return on assets or net assets; revenue; orders; product gross margins, including by customer; income or net income; operating income or net operating income; operating profit or net operating profit; income from operations less restructuring and other, net, amortization of acquired intangible assets, acquisition and divestiture related charges or credits, pension actuarial gains and losses, and other non-recurring gains and charges; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; customer wins or design ins; product release schedules; new product innovation; product cost reduction; brand recognition/acceptance; product ship targets; process improvement results; verification of business strategy and/or business plan; improvement of strategic position; adaptation to changes in the marketplace or environment; or customer satisfaction. If the Award so provides, the Committee may appropriately evaluate achievement against Performance Criteria to take into account any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law; accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs and any extraordinary non-recurring charges or other events. The Committee may prescribe the foregoing criteria either individually or in combination. The Committee’s determination of the achievement of any Performance Criteria shall be conclusive. At the time of the grant of any Full Value Award subject to this Section 11(d), the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Awards; provided that all Full Value Awards subject to this Section 11(d), subject to and except as provided in Sections 11(f), 11(j), 11(l) and 13, shall have a minimum vesting period of no less than one (1) year.

e. Termination of Status. Except as otherwise specified herein, the Committee shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award under such circumstances, subject to applicable law and the provisions of the Code.

f. Acquisition or Liquidation of the Company.

(i) Consequences of an Acquisition. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company’s assets or otherwise (each, an “Acquisition”), the

Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Committee”), shall, as to outstanding Awards, either (A) make appropriate provision for the continuation of such Awards by substituting on an equitable basis for the shares then subject to such Awards either (1) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (2) shares of stock of the surviving or successor corporation or (3) such other securities as the Committee or the Successor Committee deems appropriate, the Fair Market Value of which shall not materially exceed the Fair Market Value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition; or (B) upon written notice to the Participants, provide that all Awards must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the Awards shall terminate; or (C) terminate all Awards in exchange for a cash payment equal to the excess, if any, of the Fair Market Value of the shares subject to such Awards (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof, if any; or (D) in the case of Awards that may be settled in whole or in part in cash, provide for equitable treatment of such Awards.

(ii) Substitution of Awards Upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

(iii) Liquidation or Dissolution. In the event of the proposed liquidation or dissolution of the Company, each Award, except for Cash Awards already earned, to the extent not then exercised or vested, will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

g. Withholding. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment, of any taxes minimum required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax withholding obligation. The Committee may allow Participants to satisfy such minimum tax withholding obligations in whole or in part by transferring shares of Common Stock, including shares retained from the Award creating the minimum tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such minimum tax obligations from any payment of any kind otherwise due to a Participant.

h. Amendment of Awards. The Committee may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, the vesting provisions (subject to the minimum vesting requirements set forth herein), Performance Criteria, or level of achievement of Performance Criteria, and converting an Incentive Stock Option to a Nonstatutory Stock Option; provided that, except as otherwise provided in Section 11(f)(i), the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant; provided, further, that subject to Section 3(c), an Option may not be amended subsequent to its issuance either to reduce the price at which such previously issued Option is exercisable or to extend the period of time for which such previously-issued Option shall be exercisable beyond ten (10) years unless such amendment is approved by the Company’s shareholders. Furthermore, no Option shall be canceled and replaced with Options having a lower exercise price unless such cancellation and exchange is approved by the Company’s shareholders. The Amendment of all Awards shall be subject to Section 11(n).

i. Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations, and (iv) the Participant has paid to the Company, or made provisions satisfactory to the Company for payment of, any minimum taxes required by law to be withheld in connection with the Award.

j. Acceleration. The Committee may at any time provide (i) that Awards that may be settled in whole or in part in cash may become immediately exercisable in full or in part, and (ii) in connection with the disability or death of a Participant or in connection with an event contemplated by Section 11(f)(i), that any Award shall become exercisable in full or in part or shall be free of some or all restrictions or the risk of forfeiture. The Committee may take the actions contemplated by the preceding sentence despite the fact that such actions may (x) cause the application of Sections 280G and 4999 of the Code if an event contemplated by Section 11(f)(i) occurs, or (y) disqualify all or part of an Option as an Incentive Stock Option. In the event of the acceleration of the exercisability of one or more outstanding Options, including pursuant to Section 11(f)(i), the Committee may provide, as a condition of accelerated exercisability of any or all such Options, that the Common Stock or other substituted consideration, including cash, as to which exercisability has been accelerated shall be restricted and subject to forfeiture back to the Company at the election of the Company at the cost thereof upon termination of employment or other relationship, with the timing and other terms of the vesting of such restricted Common Stock or other consideration being not less favorable to the Participant than the timing and other terms of the superseded vesting schedule of the related Option.

k. Reserved.

l. Exception to Minimum Vesting Periods and Acceleration Limitations. The Committee may grant or accelerate the vesting of Awards with respect to up to 5% of the maximum, aggregate shares of Common Stock authorized for issuance hereunder in a manner that does not comply with the minimum vesting periods set forth in Sections 4(g), 5(d), 6(c), 7(c), 8(c), 9, 11(d) and 13 or that is not otherwise permitted under the vesting acceleration limitations in Section 11(j).

m. Compliance with Section 409A. Any other provision of the Plan or any Award to the contrary notwithstanding, the Plan and every Award hereunder shall be construed, administered and enforced as necessary to comply with applicable requirements of Section 409A of the Code and the Treasury and IRS rulings and regulations issued thereunder, so that no Participant shall (without such Participant’s express written consent) incur any of the additional tax or interest liabilities of Section 409A(a)(B) of the Code with respect to any Award. The Plan and each Award are hereby modified and limited as necessary to comply with applicable requirements of Section 409A.

n. Compliance with Limitations on Repricing. Unless such action is approved by the Company’s shareholders, the Company may not, except as provided for under Section 3(c)(i) amend any outstanding Option or SAR granted under the Plan to provide an exercise or measurement price per share that is lower than the then-current exercise or measurement price per share of such outstanding Option or SAR; (ii)cancel any outstanding option or stock appreciation right (whether or not granted under the Plan) and grant in substitution new Awards under the Plan (other than Awards granted pursuant to Section 11(f)(ii)); (iii) cancel in exchange for a cash payment any outstanding Option or SAR with an exercise or measurement price per share above the then-current Fair Market Value; or (iv) take any action under the Plan that constitutes a “repricing” of an Award with the meaning of the rules of the New York Stock Exchange, or other exchange on which the Company’s Common Stock is traded.

12. Foreign Jurisdictions.

To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such other terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for such purpose, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders. The Committee shall also have the authority and discretion to delegate the foregoing powers to appropriate officers of the Company.

13. Grant of Awards to Non-Employee Directors.

Each person who is a member of the Board of Directors and who is not an employee of the Company (each, a “Non-Employee Director”) shall be automatically granted Awards having a Fair Market Value or exercisable for shares having a Fair Market Value, as the case may be, on the day of such grant as follows:

a. on the date such Non-Employee Director is first elected or appointed to the Board of Directors (other than pursuant to an election at an annual meeting of shareholders, in which case, paragraph b and only paragraph b below shall apply) equal to the value of the Automatic Annual Grant, as prorated daily to reflect the period between the directors date of election or appointment and the date of the next Automatic Annual Grant; and

b. on the date in each year which is the earlier of (i) the date that the annual meeting of shareholders is held and (ii) the last Thursday in May, equal to a dollar amount approved by the Board of Directors not to exceed $200,000 (“Automatic Annual Grant”).

Awards granted under this Section 13 may be any of the following: Restricted Stock Units, Restricted Stock, Nonstatutory Stock Options, SARs, or cash, or a combination of the foregoing. Awards granted under the Plan shall be in addition to the annual Board and Committee cash retainers paid by the Company to the Non-Employee Directors. The type of Awards granted under this Section 13 shall be determined, in each instance, at the Committee’s discretion (subject to the foregoing limitations). The number of shares, if any, covered by Awards granted under this Section 13 shall be subject to adjustment in accordance with the provisions of Section 3(c) of this Plan. Subject to and except as provided in Sections 11(f), 11(j) and 11(l), an Award of Restricted Stock, Restricted Stock Units, Options or SARS granted pursuant to this Section 13 shall have a minimum vesting period that extends until the earlier of one year from the grant of the Award or the date the next annual meeting of shareholders is held following the grant of the Award, and shall expire on the date which is ten (10) years after the date of grant of such Award. Cash Awards granted pursuant to this Section 13 may, at the Committee’s discretion, be immediately exercisable or paid in their entirety on the date of grant.

14. Miscellaneous.

a. Definitions.

(i) “Company” for purposes of eligibility under the Plan, shall include Teradyne, Inc. and any present or future subsidiary corporations of Teradyne, Inc., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Teradyne, Inc., as defined in Section 424(e) of the Code. For purposes of Awards other than Incentive Stock Options, the term “Company” shall include any other entity in which the Company has a direct or indirect significant interest, as determined by the Committee in its sole discretion.

(ii) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(iii) “Employee” for purposes of eligibility under the Plan shall include a person to whom an offer of employment has been extended by the Company and who has actually commenced employment with the Company, whether full or part-time status.

(iv) “Fair Market Value” of the Company’s Common Stock on any date means (i) the closing price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not then traded on a national securities exchange; or (iii) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length; provided, that, in all events the Fair Market Value shall represent the Committee’s good faith determination of the fair market value of the Common Stock. The Committee’s determination shall be conclusive as to the Fair Market Value of the Common Stock.

(v) “Full Value Awards” means Restricted Stock, Restricted Stock Units and Awards other than (a) Options or (b) SARs or (c) Cash Awards or (d) other stock-based Awards for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a cash payment from the Company).

b. Legal Consideration for Issuance of Shares. Unless otherwise determined by the Committee, in the case of Awards of Restricted Stock, Restricted Stock Units, or Awards that are settled in whole or in part with shares of Common Stock, to the extent such Awards do not otherwise require the payment by the Participant of cash consideration that exceeds the par value of the shares of Common Stock received in connection therewith, the services rendered or to be rendered by the Participant shall satisfy the legal requirement of payment of par value for such shares of Common Stock.

c. No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

d. No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

e. Effective Date and Term of Plan. The Plan shall become effective on the date on which it is approved by the shareholders of the Company (the “Effective Date”). No Awards shall be granted under the Plan after May 12, 2025, but Awards previously granted may extend beyond that date.

f. Amendment of Plan. The Committee may amend this Plan at any time, provided that any material amendment to the Plan will not be effective unless approved by the Company’s shareholders. For this purpose, a material amendment is any amendment that would (i) other than pursuant to Section 3(c), materially increase either the aggregate number of shares of Common Stock available for issuance under the Plan; or the maximum number of shares of Common Stock issuable in one fiscal year to a Participant; (ii) expand or limit the class of persons eligible to receive Awards or otherwise participate in the Plan; (iii) subject to Section 3(c), reduce the price at which a previously-issued Option is exercisable or extend the period of time for which a previously-issued Option shall be exercisable beyond ten (10) years; (iv) subject to Section 11(f) and Section 11(j), amend the minimum vesting provisions of Full Value Awards; or (v) require shareholder approval pursuant to the requirements of the NYSE and/or any other exchange on which the Company is then listed or pursuant to applicable law.

g. Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts, exclusive of reference to rules and principles of conflicts of law.

TERADYNE, INC. C/O Broadridge P.O. Box 43078 Providence, RI 02940-3078

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote FOR the election of the following directors:

1.	Election of Directors.	For	Against	Abstain
01	– Michael A. Bradley	☐	☐	☐		For	Against	Abstain
02 03	– Daniel W. Christman – Edwin J. Gillis	☐ ☐	☐ ☐	☐ ☐	3. To approve an amendment to the 2006 Equity and Cash Compensation Incentive Plan.	☐	☐	☐

04	– Timothy E. Guertin	☐	☐	☐		For	Against	Abstain
05 06 07	– Mark E. Jagiela – Mercedes Johnson – Paul J. Tufano	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	4. To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
08	– Roy A. Vallee	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.    To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables”.

		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [Please sign within box]			Date (mm/dd/yyyy)		Signature (Joint Owners)		Date (mm/dd/yyyy)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Form 10-K is/are available at www.proxyvote.com.

TERADYNE, INC. Annual Meeting of Shareholders May 12, 2015 10:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) MARK E. JAGIELA and CHARLES J. GRAY, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TERADYNE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EST on May 12, 2015, at Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side